Exhibit 10

PARTICIPATION AGREEMENT

among

398 Equity Corporation, 399 Equity Corporation,
400 Equity Corporation, 401 Equity Corporation,
Cambridge Tankers, Inc.,
as Owners

ALASKA TANKER COMPANY, LLC,
as Bareboat Charterer

WILMINGTON TRUST COMPANY,
not in its individual capacity
except as expressly provided herein,
but solely as Owner Trustee

ALASKAN EQUITY TRUST,
as the Owner Trust and Borrower

NATIONAL AUSTRALIA BANK LIMITED,
as Lender

ALASKAN EQUITY INVESTORS LLC ,
as Investor Participant

American Marine Advisors, Inc.
and NATIONAL AUSTRALIA BANK LIMITED,
as Arrangers

NATIONAL AUSTRALIA BANK LIMITED,
as Agent and Collateral Trustee

NATIONAL AUSTRALIA BANK LIMITED,
as Swap Counterparty

and

OVERSEAS SHIPHOLDING GROUP, INC.,
as Parent

Dated as of August 20, 1999

Table of Contents

Page

	THE LEASES, THE LOAN; THE EQUITY INVESTMENT	2
	1.1 The Leases	2
	1.2 The Loan	2
	1.3 The Equity Investment	2
	1.4 The Purchase Options	2
	1.5 The Security Documents	3
2.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE LENDERS, THE INVESTOR PARTICIPANT AND OTHERS	3
	2.1 Proceeds of the Loan	3
	2.2 Proceeds of the Equity Investment	3
	2.3 No change in Applicable Law	3
	2.4 Government Approvals, etc.	3
	2.5 Authorization, Execution and Delivery of Documents	4
	2.6 Representations and Warranties	4
	2.7 Corporate Documents	4
	2.8 Certificates	5
	2.9 Acceptance of Each Vessel	7
	2.10 Documentation of the Vessels	7
	2.11 Perfection of the Security	7
	2.12 The Vessels	8
	2.13 Insurance	8
	2.14 Insurance Report	8
	2.15 COFRS	8
	2.16 ISM Documents	8
	2.17 MARAD Approvals	8
	2.18 Lightweight Tonnage	9
	2.19 Other Approvals and Consents	9
	2.20 Fees and Expenses	9
	2.21 All Proceedings to be Satisfactory	9
	2.22 Actions or Proceedings	9
	2.23 Environmental Claim	9
	2.24 No Environmental Letters	10
	2.25 Financial Reports	10
	2.26 No Liens	10
	2.27 Other Conditions Precedent Satisfied	10
	2.28 Opinion of Counsel	19
	2.29 Delivery Date	10
	2.30 No Defaults	10
	2.31 No Event of Loss	10
	2.32 Collateral	10
	2.33 Payment of Taxes	11
	2.34 No Material Adverse Change	11
	2.35 Citizenship Affidavits	11
2.36 Year 2000 Issue Letter	11

3.	INDEMNITIES	11
	3.1 General Indemnity	11
	3.2 Maximum Contribution	16
	3.3 Survival of Indemnity	16
	3.4 Payment on Demand	16
	3.5 Interest	16
	3.6 Indemnitees' Benefit	16
	3.7 Tax Indemnity	16
4.	REPRESENTATIONS AND WARRANTIES	17
	4.1 Each Owner's Representations and Warranties	17
	4.2 Parent's Representations and Warranties	22
	4.3 Investor Participant's Representations and Warranties	25
	4.4 Bareboat Charterer's Representations and Warranties	26
	4.5 Lender's Representations and Warranties	28
	4.6 The Swap Counterparty's Representations and Warranties	29
	4.7 The Trust Company's and the Owner Trustee's Representations and Warranties	30
	4.8 The Owner Trust's Representations and Warranties	32
5.	COVENANTS	34
	5.1 Covenants of the Parent	34
	5.2 Covenants of the Owners	39
	5.3 Covenants of the Bareboat Charterer	51
	5.4 Covenants of the Investor Participant	53
	5.5 Covenants of the Lenders	55
	5.6 Covenants of the Swap Counterparty	55
	5.7 Covenants of the Owner Trust, the Owner Trustee and the Trust Company	55
6.	ACTION ON EVENT OF DEFAULT BY OWNER TRUST OR OWNER TRUSTEE	58
7.	AMENDMENT	58
	7.1 Amendments; Waivers	58
	7.2 All Amendments to Operative Documents	58
	7.3 Owner Trustee and Collateral Trustee Protected	58
	7.4 Request of Substance, Not Form	59
	7.5 No Request Necessary for Security Agreement Supplements	59
	7.6 Documents Mailed to Beneficiary	59
8.	MISCELLANEOUS	59
	8.1 Binding Effect	59
	8.2 Expenses	59
	8.3 References: Headings	60
	8.4 Counterparts	60
	8.5 Survival of Representations, etc.	60
	8.6 Jurisdiction; Process Agent	60
	8.7 Governing Law	61
	8.8 WAIVER OF JURY TRIAL	61
	8.9 Quiet Enjoyment	61
	8.10 Notices	62
	8.11 Concerning the Trust Company	62
	8.12 Concerning the Bareboat Charterer	63
	8.13 Concerning the Parent	63
	SCHEDULES 1 Notices X Definitions

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (the "Agreement") is made as of August 20, 1999 among (i)398 Equity Corporation, 399 Equity Corporation, 400 Equity Corporation and 401 Equity Corporation, each a corporation organized under the laws of the State of Delaware, and Cambridge Tankers, Inc., a corporation organized under the laws of the State of New York, as owners (the "Owners"), (ii) Alaska Tanker Company, LLC, a limited liability company organized under the laws of the State of Delaware, as bareboat charterer (the "Bareboat Charterer"), (iii) Alaskan Equity Trust, a Delaware business trust, as owner trust and borrower (the "Owner Trust" or the "Borrower"), (iv) Wilmington Trust Company, a Delaware banking corporation (in its individual capacity, the "Trust Company"), not in its individual capacity except as expressly provided herein, but solely as owner trustee (the "Owner Trustee"), (v) National Australia Bank Limited, a banking association organized and existing under the laws of the State of Victoria, Australia, and, as the context requires, with the banks or financial institutions made a party hereto pursuant to an Assignment and Assumption Agreement in the form attached to the Loan Agreement as Exhibit A thereto, as lenders (collectively, the "Lenders", each, a "Lender"), (vi) Alaskan Equity Investors LLC, a limited liability company organized and existing under the laws of the State of Delaware, as investor participant (the "Investor Participant"), (vii) American Marine Advisors, Inc. a corporation organized under the laws of the State of Delaware and National Australia Bank Limited, as arrangers (together, the "Arrangers"), (viii) National Australia Bank Limited, as agent for the Lenders (in such capacity, the "Agent") and as collateral trustee (in such capacity, the "Collateral Trustee"), (ix) National Australia Bank Limited, as the swap counterparty (the "Swap Counterparty") and (x) Overseas Shipholding Group, Inc., a corporation organized under the laws of the State of Delaware as parent of the Owners (the "Parent").

WITNESSETH

WHEREAS, unless otherwise defined herein, terms used herein have the meaning given to them in Schedule X hereto;

WHEREAS, the Owners are wholly-owned subsidiaries of the Parent;

WHEREAS, each Vessel is owned by one of the Owners and is subject to a Bareboat Charter between its Owner and the Bareboat Charterer;

WHEREAS, each Vessel is subject to a Time Charter between the Bareboat Charterer and the Time Charterer;

WHEREAS, the Investor Participant has agreed to make the Equity Investment in the Owner Trust pursuant to the Trust Agreement; and the Owner Trustee has agreed to administer the Owner Trust for the Investor Participant pursuant to the Trust Agreement;

WHEREAS, concurrent with the execution of this Agreement, the Owner Trust and each Owner are entering into a Finance Lease and an Operating Lease in respect of each Owner's Vessel;

WHEREAS, concurrent with the execution of this Agreement, the Owner Trust, as Borrower, the Agent and the Lenders are entering into the Loan Agreement, pursuant to which the Lenders have agreed to make the Loan to the Borrower for the purpose of financing the Borrower's obligations to the Owners under the Finance Leases;

WHEREAS, one of the conditions of each Operating Lease and the Loan Agreement is that the Owners, as Operating Lessees, procure the execution and delivery to the Collateral Trustee of each of the Security Documents;

WHEREAS, one of the conditions of the Lenders', Investor Participant's and Owner Trust's participation in the Overall Transaction is that the Owners and the Parent provide certain indemnities to the Lenders, Investor Participant, Owner Trust and the Owner Trustee; and

WHEREAS, the parties are entering into this Agreement to set forth their mutual understandings as to the rights, liabilities, and obligations of each in respect of the documents and transactions referred to herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH:

1. The Leases; The Loan; The Equity Investment.

1.1 The Leases. The Owners and the Owner Trust are on the date hereof entering into the Leases, pursuant to which on the Delivery Date each Owner will lease its Vessel to the Owner Trust under the relevant Finance Lease, and the Owner Trust will simultaneously lease each Vessel to its Owner under the relevant Operating Lease subject in each case to the Bareboat Charter and the Time Charter in respect of each Vessel.

1.2 The Loan. On the terms of and subject to the conditions of the Loan Agreement, on the Delivery Date the Lenders will make the Loan to the Borrower.

1.3 The Equity Investment. On the terms of and subject to the conditions of the Trust Agreement, on or before the Delivery Date the Investor Participant will make the Equity Investment in the Owner Trust.

1.4 The Purchase Options. Each Finance Lease contains a Purchase Option whereby the Owner Trust will have the option to purchase each Vessel for One Dollar ($1.00) at the scheduled termination of the related Finance Lease. With respect to the exercise of each Purchase Option or disposition of each Vessel upon completion of the related Finance Lease, each Owner, in respect of its Vessel, has agreed with the Owner Trust that if the Vessel is purchased by the Owner Trust pursuant to the Purchase Option, the relevant Owner shall act on behalf of the Owner Trust to facilitate disposal of the Vessel pursuant to the terms of Section 18 of the related Finance Lease. Application of proceeds of the disposal of the Vessel shall be made in the order and according to the priorities set forth in Section 7 of the Collateral Trust Agreement.

1.5 The Security Documents. On the Delivery Date the Owners shall grant the Mortgages, the Owners, the Parent and the Bareboat Charterer shall grant the other Security Documents (to which each is a party), and the Owner Trust shall grant a security interest in its rights, title and interest in and to the Collateral, including the Finance Lease, the Operating Lease and any Swap Breakage Gains under the Swap Agreement in favor of the Collateral Trustee. The rights of all the parties hereto shall at all times be expressly subject and subordinate to the rights of the Collateral Trustee under the Security Documents.

2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE LENDERS, THE INVESTOR PARTICIPANT AND OTHERS.

The obligations of (i) the Lenders to make the Loan, (ii) the Investor Participant to make the Equity Investment, (iii) the Swap Counterparty to enter into the Swap Agreement and (iv) the Owners, the Parent and the Owner Trust to proceed with the transactions contemplated by the Operative Documents shall, in each case, be subject to the fulfillment to the satisfaction or the waiver by, the Lenders, the Investor Participant, the Owner Trust, the Owners or the Parent as appropriate, of the following conditions precedent on or prior to the Delivery Date; provided, that (x) the condition described in Section 2.1 shall not be a condition precedent to the obligations of the Lenders, (y) the condition described in Section 2.2 shall not be a condition precedent to the obligations of the Investor Participant:

2.1 Proceeds of the Loan. The Loan shall have been made by the Lenders to the Borrower pursuant to the Loan Agreement in a principal amount equal to the aggregate of the Lenders' Commitments.

2.2 Proceeds of the Equity Investment. The Investor Participant shall have made the Equity Investment in the Owner Trust.

2.3 No change in Applicable Law. (a) Since the date of this Agreement and through the Delivery Date, no change shall have occurred in Applicable Law which, in the opinion of any of the Agent, the Lenders, the Collateral Trustee, the Arrangers, the Swap Counterparty, the Investor Participant, the Owners or the Parent, would make it illegal for any Participant to perform their respective obligations in accordance with the terms of any Operative Document on the Delivery Date, and (b) on the Delivery Date, no statute, rule or regulation (including, without limitation, any statute, rule or regulation relating to taxation) of any governmental body shall be pending or shall have come into effect which is likely to have a material and adverse effect on the transactions contemplated hereby.

2.4 Government Approvals, etc. All actions, approvals, consents, waivers, exemptions, variances, rulings, certifications, orders, permits, authorizations, rights, licenses, easements, filings and recordings which are required or necessary to be taken, given, obtained, filed or recorded, as the case may be, by, from or with any Governmental Authority, or by and from the Owners, the Parent or the Owner Trust or any trustee or holder of any indebtedness or obligations of the Owners or the Parent or any Affiliate thereof or any other Person, on such Delivery Date (a) in connection with the legal and valid execution, delivery and performance by each Participant of each of the Operative Documents to which it is a party, (b) in order that each Vessel may be operated as of the Delivery Date for its intended purposes (including, without limitation, all approvals, certifications, permits, authorizations, licenses or other actions relating to environmental protection or to the operation or maintenance of each Vessel), (c) to protect, preserve and perfect all security interests or other interests contemplated by the Operative Documents, or (d) otherwise in connection with the transactions contemplated by the Operative Documents, shall have been duly taken, given, obtained, filed or recorded, as the case may be, and all such approvals shall be subsisting and in full force and effect on the Delivery Date.

2.5 Authorization, Execution and Delivery of Documents. The following documents, and all actions to be performed on or prior to the Delivery Date contemplated hereby and thereby, shall have been duly authorized and, in the case of documents executed and delivered by the respective party or parties thereto, all necessary corporate approvals or consents with respect thereto shall have been obtained and such documents shall be in full force and effect on the Delivery Date, and each of the Investor Participant, the Agent, the Arrangers, the Collateral Trustee and the Owner Trust shall have received originals of such documents to which it is a party and copies, certified by a relevant Responsible Officer to be true and complete copies, of such documents to which it is not a party:

(a) this Agreement;

(b) the Trust Agreement;

(c) the Bareboat Charters;

(d) the Time Charters;

(e) the Time Charter Guarantee;

(f) the Loan Agreement;

(g) the Notes;

(h) the Mortgages;

(i) the Assignments, Notices and Consents thereto;

(j) the Finance Leases;

(k) the Operating Leases;

(l) the Swap Agreement; and

(m) the Collateral Trust Agreement.

2.6 Representations and Warranties. On the Delivery Date, the representations and warranties of each of the Participants contained herein, and in each other Operative Document to which it is a party, and the representations and warranties of the Time Charterer and Time Charter Guarantor contained in the Time Charter and Time Charter Guaranty, respectively, shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on and as of such date.

2.7 Corporate Documents. On the Delivery Date, the Agent, the Lenders, the Arrangers, the Investor Participant, the Swap Counterparty and the Owner Trust shall have received such documents and evidence with respect to the Owners, the Parent, the Bareboat Charterer, the Time Charterer, or the Time Charter Guarantor, the Investor Participant and the Owner Trust as the recipient may reasonably request in order to establish authority, validity and enforceability of each Person's obligations with respect to the consummation of the transactions contemplated by this Agreement and the other Operative Documents, including certificates of good standing, corporate charters and by-laws, and resolutions or other authorizations, certificates of incumbency and evidence of the taking of all corporate and other proceedings in connection herewith and therewith and compliance with the conditions herein or therein set forth certified, in each case, by the secretary, an assistant secretary or other Responsible Officer of each party providing such documentation; provided that receipt by a party hereto of such documents and evidence with respect to such party shall not be a condition precedent to such party's obligations hereunder.

2.8 Certificates. The Agent and the Investor Participant shall have received:

(a) Owner's Officer's Certificates. An Officer's Certificate of each Owner, dated the Delivery Date, stating that (i) the representations and warranties of each Owner contained in Section 4.1 and the representations and warranties made by each Owner as of the signing date (if any) and made by each Owner in all the other Operative Documents to which each Owner is a party are true and accurate on and as of the Delivery Date, and (ii) all covenants and conditions required to be performed or fulfilled by each Owner prior to or on the Delivery Date have been performed and fulfilled; (iii) both before and after giving effect to the transactions contemplated by the Operative Documents, no Event of Default or Default caused by any Owner has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Operative Document to which it is a party is in full force and effect with respect to it;

(b) Parent's Officer's Certificate. An Officer's Certificate of the Parent, dated the Delivery Date, stating that (i) the representations and warranties of the Parent contained in Section 4.2 and the representations and warranties made by the Parent as of the signing date (if any) and made by the Parent in all the other Operative Documents to which the Parent is a party are true and accurate on and as of the Delivery Date, (ii) all covenants and conditions required to be performed or fulfilled by the Parent prior to or on the Delivery Date have been performed and fulfilled; (iii) both before and after giving effect to the transactions contemplated by the Operative Documents, no Event of Default or Default caused by the Parent has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Operative Document to which it is a party is in full force and effect with respect to it;

(c) Owner Trust's Officer's Certificate. An Officer's Certificate of the Owner Trust, dated the Delivery Date, stating that (i) the representations and warranties of the Owner Trust contained in Section 4.8 and the representations and warranties made by the Owner Trust as of the signing date (if any) and made by the Owner Trust in all the other Operative Documents to which the Owner Trust is a party are true and accurate on and as of the Delivery Date; (ii) all covenants and conditions required to be performed or fulfilled by the Owner Trust prior to or on the Delivery Date have been performed and fulfilled; (iii) both before and after giving effect to the transactions contemplated by the Operative Documents, no Event of Default or Default caused by the Owner Trust has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Operative Document to which it is a party is in full force and effect with respect to it;

(d) Owner Trustee's Officer's Certificate. An Officer's Certificate of the Owner Trustee, dated the Delivery Date, stating that (i) the representations and warranties of the Owner Trustee contained in Section 4.7 and the representations and warranties made by the Owner Trustee as of the signing date (if any) and made by the Owner Trustee in all the other Operative Documents to which the Owner Trustee is a party are true and accurate on and as of the Delivery Date; (ii) all covenants and conditions required to be performed or fulfilled by the Owner Trustee prior to or on the Delivery Date have been performed and fulfilled; (iii) both before and after giving effect to the transactions contemplated by the Operative Documents, no Event of Default or Default caused by the Owner Trust or the Owner Trustee has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Operative Document to which it is a party is in full force and effect with respect to it;

(e) Investor Participant's Officer's Certificate. An Officer's Certificate of the Investor Participant, dated the Delivery Date, stating that (i) the representations and warranties of the Investor Participant contained in Section 4.3 and the representations and warranties made by the Investor Participant as of the signing date (if any) and made by the Investor Participant in all the other Operative Documents to which the Investor Participant is a party are true and accurate on and as of the Delivery Date; (ii) all covenants and conditions required to be performed or fulfilled by the Investor Participant prior to or on the Delivery Date have been performed and fulfilled; (iii) both before and after giving effect to the transactions contemplated by the Operative Documents, no Event of Default or Default caused by the Investor Participant has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Operative Document to which it is a party is in full force and effect with respect to it;

(f) Bareboat Charterer's Officer's Certificate. An Officer's Certificate of the Bareboat Charterer, dated the Delivery Date, stating that (i) the representations and warranties of the Bareboat Charterer contained in Section 4.4 and the representations and warranties made by the Bareboat Charterer as of the signing date (if any) and made by the Bareboat Charterer in the Bareboat Charters, the Time Charters, the Time Charter Assignments, the Time Charter Guarantee Assignment, the Assignments of Insurances and Consents to the Assignments of Charterhire are true and accurate (with respect to the Bareboat Charters and Time Charters, in all material respects), on and as of the Delivery Date; (ii) all covenants and conditions required to be performed or fulfilled by the Bareboat Charterer in this Agreement prior to or on the Delivery Date have been performed and fulfilled; (iii) under the Bareboat Charters, the Time Charters and this Agreement, no Event of Default or Default caused by the Bareboat Charterer has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) this Agreement or is in full force and effect with respect to it;

(g) Time Charterer's Officer's Certificate. An Officer's Certificate of the Time Charterer, dated the Delivery Date, stating that (i) the representations and warranties of the Time Charterer made by the Time Charterer in all the Time Charters are true and accurate in all material respects on and as of the Delivery Date; (ii) all covenants and conditions required by the Time Charters to be performed or fulfilled by the Time Charterer prior to or on the Delivery Date have been performed and fulfilled in all material respects; (iii) no Charter Event of Default or Charter Default under the Time Charters, caused by the Time Charterer has occurred as of the Delivery Date or would occur as of the Delivery Date but for the requirement that notice be given or that time elapse; and (iv) each Time Charter is in full force and effect with respect to it; and

(h) Time Charter Guarantor's Officer's Certificate. An Officer's Certificate of the Time Charter Guarantor, dated the Delivery Date, stating that (i) the representations and warranties of the Time Charter Guarantor contained in the Time Charter Guarantee are true and accurate in all material respects on and as of the Delivery Date; (ii) all covenants and conditions required by the Time Charter Guarantee to be performed or fulfilled by the Time Charter Guarantor prior to or on the Delivery Date have been performed and fulfilled in all material respects; (iii) the Time Charter Guarantee is in full force and effect with respect to it.

2.9 Acceptance of Each Vessel. (a) Each Vessel shall have been delivered by its Owner to and accepted by the Owner Trust under its Finance Lease free and clear of all Liens other than Permitted Liens, and (b) each Vessel shall have been delivered by the Owner Trust to, and accepted by, its Owner under its Operating Lease, free and clear of all Liens other than Permitted Liens.

2.10 Documentation of the Vessels. On the Delivery Date, the Agent, the Swap Counterparty, the Investor Participant and the Owner Trust shall have received a true and complete copy of a Certificate of Ownership and Encumbrances issued by the United States Coast Guard in respect of each Vessel and a copy, certified by a Responsible Officer of each Owner, of each Vessel's Certificate of Documentation, showing the documentation of the Vessel in the name of the Owner free of recorded Liens (other than Permitted Liens) under the laws and flag of the United States with qualification for coastwise trading.

2.11 Perfection of the Security. The Agent, the Swap Counterparty and the Investor Participant shall have received evidence satisfactory to them that:

(a) Mortgages. The Mortgages have been presented to the office of the National Vessel Documentation Center of the United States Coast Guard for recordation, such authorities have issued Certificates of Ownership reflecting recordation of the Mortgages and the Collateral Trustee has a first preferred mortgage upon each of the Vessels;

(b) Financing Statements. Proper Financing Statements (Forms UCC-1 and/or 3) have been delivered and/or filed under the Uniform Commercial Code of all jurisdictions necessary or desirable, in the opinion of the Agent, the Arrangers and the Investor Participant, to perfect the security interests intended to be created by the Assignments and the Collateral Trustee shall have upon filing of the Financing Statements, a valid and perfected first priority security interest in, lien on and assignment of all of the collateral intended to be covered by the Assignments and the Collateral Trust Agreement including, without limitation, all amounts due or to become due under the Time Charters and the proceeds of all insurances in respect of the Vessels; and

(c) Other. All other actions have been duly taken that are necessary or desirable in the opinion of the Agent, the Swap Counterparty and the Investor Participant to perfect and protect the Collateral Trustee's first priority security interests intended to be created by the Security Documents.

2.12 The Vessels. On or before the Delivery Date, the Collateral Trustee shall have received the following, in form and substance satisfactory to the Agent, the Swap Counterparty and the Investor Participant, each dated the Delivery Date:

(a) Condition Report. A favorable report, dated no more than six (6) months prior to the Delivery Date, of an independent marine inspector or surveyor satisfactory to the Agent and the Investor Participant as to the condition of the Vessels and their suitability for their intended trade; and

(b) Class Certificate. Evidence that each Vessel is classed American Bureau of Shipping + AI E Oil Carrier + AMS and shall have received certificates evidencing that each of the Vessels' surveys are current and that their respective trading certificates have not expired.

2.13 Insurance. The Agent, and the Investor Participant shall have received certificates of insurance or evidence of entry in protection and indemnity associations or other evidence in form and substance reasonably satisfactory to the Agent, the Arrangers and the Investor Participant evidencing the compliance by the Owner and the Bareboat Charterer with the provisions of Section 13 of the Operating Leases, Article 14 of the Bareboat Charters and Section 5.2 of this Agreement.

2.14 Insurance Report. The Agent and the Investor Participant, shall have received a report from a firm of independent marine insurance brokers, as to compliance by the Owner and the Bareboat Charterer with customary market practice and the terms of Section 13 of the Operating Leases, Article 14 of the Bareboat Charters and Section 5.2 of this Agreement.

2.15 COFRS. The Agent and the Investor Participant shall have received copies, certified as true and complete by a Responsible Officer of the Bareboat Charterer of the COFRS in relation to each Vessel.

2.16 ISM Documents. The Agent and the Investor Participant shall have received copies, certified as true and complete by a Responsible Officer of the Bareboat Charterer of the (a) ISM Safety Management Certificates ("SMC") in relation to each Vessel and (b) Documentation of Compliance ("DOC") in relation to the Operator of each Vessel.

2.17 MARAD Approvals. The Agent and the Investor Participant shall have received true and complete copies of the MARAD approvals of the Bareboat Charters and the Time Charters.

2.18 Lightweight Tonnage. A certificate from a Responsible Officer of each Owner indicating the lightweight tonnage of each Vessel shall have been delivered to the Agent and the Investor Participant, in form and substance satisfactory to the Agent, the Arrangers and the Investor Participant.

2.19 Other Approvals and Consents. On the Delivery Date, all necessary approvals, orders, permits, authorizations and consents of each of the Obligors or holder of any obligations thereof or of any administrative agencies or other governmental authorities having jurisdiction which are required in connection with any of the transactions contemplated by this Agreement and the other documents referred to herein shall have been duly obtained; and copies thereof, in form and substance reasonably satisfactory to the Agent and the Investor Participant and certified as of the Delivery Date by a Responsible Officer of the party receiving same, shall be delivered to the Agent and the Investor Participant.

2.20 Fees and Expenses. On the Delivery Date, (a) AMA shall have received fees payable pursuant to the Arranger's Engagement Letter, (b) the Agent shall have received fees payable to it pursuant to the Agent's Engagement Letter, (c) each Lender shall have received its Upfront Fee, and (d) all accrued and unpaid fees and expenses of the type referred to in Section 8.2(a) of this Agreement shall have been paid or provided for in full.

2.21 All Proceedings to be Satisfactory. On the Delivery Date, all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other documents referred to herein shall be satisfactory in form and substance to the Agent, the Arrangers, the Investor Participant, the Owners and the Parent and the Agent, the Arrangers, the Investor Participant, the Swap Counterparty, the Owners and the Parent shall have received all information and copies of all documents which the Lenders, the Investor Participant, the Owners and the Parent may reasonably have requested in connection herewith and therewith, such documents where appropriate to be certified by proper corporate officials or governmental authorities.

2.22 Actions or Proceedings. No action or proceeding shall have been instituted, nor shall any governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued by any court or governmental agency in connection with the Overall Transaction which would set aside, restrain, enjoin or prevent the completion and consummation of the Overall Transaction.

2.23 Environmental Letters. The Agent, the Arrangers and Investor Participant shall have received letters, in form and substance satisfactory to the Agent, the Arrangers and Investor Participant, from counsel representing the Parent and the Owners in connection with any Environmental Claim (other than the matters described in the Parent's 1996 Second Quarter 10-Q and 1998 10-K), regarding details of such action, suit, proceeding or claim including a description of the nature of the claim, and the relevant Owner's (or other Obligor's) potential liabilities.

2.24 No Environmental Claim. The Agent, the Arrangers and Investor Participant shall be satisfied that no Obligor is subject to any Environmental Claim (except as described in the letters provided pursuant to Section 2.23 and the Parent's 1996 Second Quarter 10-Q and 1998 10-K which could have a material adverse effect on the business, assets or results of operations of any thereof.

2.25 Financial Reports. The Agent, the Arrangers and the Investor Participant shall have received the most recent annual and quarterly financial statements for each of the Parent, Time Charterer and Time Charterer Guarantor, and a pro forma balance sheet of the Bareboat Charterer, certified to be true and correct by its chief financial officer.

2.26 No Liens. The Agent, the Arrangers and the Investor Participant shall have received evidence reasonably satisfactory to it and to its legal advisors that, save for the liens created by the Mortgages, the Assignments and the Charters there are no liens, charges or encumbrances of any kind whatsoever on any of the Vessels or on their respective earnings except as permitted hereby or by any of the Security Documents.

2.27 Other Conditions Precedent Satisfied. All conditions precedent under any other Operative Document shall have been met or waived to the satisfaction of the Agent, the Arrangers and the Investor Participant.

2.28 Opinion of Counsel. The Agent, the Arrangers, the Investor Participant and the Owner Trustee shall have received opinions, dated the Delivery Date, each in form and substance reasonably satisfactory to the Agent and its counsel, from (a) Mark A. Lowe, Esq., counsel to the Owners, Robert N. Cowen, Esq., counsel to the Parent, (b) Proskauer Rose LLP, special corporate counsel to the Owners and the Parent, (c) Preston Gates Ellis Rouvelas Meeds LLP, special maritime counsel to the Owners and the Parent, (d) Preston Gates Ellis Rouvelas Meeds LLP, special counsel to the Bareboat Charterer, (e) Assistant General Counsel to the Time Charterer and Time Charter Guarantor, (f) Richards, Layton & Finger, counsel to the Owner Trust, the Owner Trustee and the Trust Company, (g) Seward & Kissel LLP, special New York counsel to the Lenders and (h) true and complete copies of opinions given by Assistant General Counsel to the Time Charterer and Time Charter Guarantor in relation to the Time Charter and Time Charter Guarantee, together with a letter of reliance in favor of the Lenders, the Agent, the Investor Participant and counsel thereto.

2.29 Delivery Date. The Delivery Date shall occur on or prior to the Cut-off Date.

2.30 No Defaults. No Default or Event of Default shall have occurred and be continuing.

2.31 No Event of Loss. No Event of Loss or event which, with the lapse of time or the giving of notice, would become an Event of Loss shall have occurred.

2.32 Collateral. The Collateral Trustee shall have received appropriate security interests under the Operative Documents and all required filings have been made.

2.33 Payment of Taxes. All Taxes, if any, payable in connection with the execution, delivery, recording and filing of this Agreement or any Operative Document shall have been duly paid in full or otherwise provided for.

2.34 No Material Adverse Change. There shall not have occurred since June 30, 1999, any material adverse change in the credit condition and/or financial performance of the Owners, the Bareboat Charterer, the Parent, the Time Charterer or the Time Charter Guarantor.

2.35 Citizenship Affidavits. The Agent and the Investor Participant shall have received Citizenship Affidavits of each of the Parent, the Owners, the Bareboat Charterer, the Investor Participant and the Owner Trustee on behalf of the Owner Trust, certified as complete and current by a Responsible Officer of the relevant Person and in form and substance satisfactory to the U.S. Maritime Administration.

2.36 Year 2000 Issue Letter. The Trust Company shall have delivered to the Agent, the Arrangers, the Investor Participant, the Parent and the Owners a letter, in form and substance acceptable to the Agent, the Arrangers, the Investor Participant, the Parent and the Owners, regarding any possible material adverse affect on its business, assets, operations, prospects or condition to occur as a consequence of the Year 2000 Issue.

3. INDEMNITIES

3.1 General Indemnity.

(a) Indemnities. The Owners and the Parent (herein each an "Indemnitor") shall each, jointly and severally, indemnify, protect, defend and hold harmless the Lenders, the Investor Participant, the Collateral Trustee, the Agent, the Owner Trust, the Trust Company and the Owner Trustee, the Swap Counterparty, their respective successors, assigns, each of their respective Affiliates and each of their respective agents, employees, officers and directors (each an "Indemnitee") from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (herein collectively called "Expenses"), imposed on, incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i) the execution, delivery or performance of this Agreement, any of the Operative Documents including, but not limited to any indemnity provided by any Participant to the Collateral Trustee pursuant to section 9.2(d) of the Collateral Trust Agreement, and any other instrument or agreement entered into by any of the parties hereto in connection with the transactions contemplated hereby and any amendment, supplement or modification of or to any of the Operative Documents requested by such Indemnitor or its Affiliates;

(ii) the Vessels or any Part, including with respect thereto, (a) the manufacture, design, purchase, acceptance, nonacceptance or rejection, ownership, idling, laying up, documentation, redocumentation, registration, reregistration, deregistration, financing, delivery, nondelivery, charter, subcharter, assignment, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair, sale, substitution, return, abandonment, redelivery or other disposition of any Vessel or any Part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of injury to persons, properties or the environment, strict liability in tort), (b) any claim or penalty arising out of violations of Applicable Law by such Indemnitor, (c) death or property damage of passengers, shippers or others, (d) any Owner Liens in respect of any Vessel or any Part;

(iii) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement or other obligation to be performed in any material respect by such Indemnitor under any Operative Document to which it is a party or the falsity of any representation or warranty of such Indemnitor in any Operative Document to which it is a party or the occurrence of any Event of Default;

(iv) (A) any Release of Product and any violation by such Indemnitor of any applicable Environmental Law, including removal costs, damages for injury to or destruction of natural resources, or damages incurred by any private claimant, (B) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by such Indemnitor (or, after foreclosure, by the Agent, the Lenders or their respective successors or assigns) and (C)  the breach by such Indemnitor of any representation or warranty set forth in any of the Operative Documents;

(v) The exercise by such Indemnitee of remedies in the event of a Charter Default or a Charter Event of Default and the enforcement of any security or other rights with respect thereto;

(vi) any violation of Applicable Law by any Owner, the Bareboat Charterer, the Parent, or any member of the Bareboat Charterer; and

(vii) with respect to the Trust Company only, the Trust Estate, the administration of the Trust Estate, the transactions contemplated by the Operative Documents or the action or inaction of the Owner Trustee (but only to the extent such action or inaction of the Owner Trustee results in Expenses to the Trust Company).

For the avoidance of doubt, the parties hereto acknowledge that the foregoing indemnity is not to be construed as a guaranty by the Owners or the Parent of the Loan or the Investor Participant's entitlement to the Distribution Amounts or the Termination Amounts.

(b) Exceptions. Notwithstanding anything contained in Section 3.1(a) the Indemnitors shall not be required to indemnify, protect, defend and hold harmless any Indemnitee pursuant to Section 3.1(a) in respect of any Expenses:

(i) to the extent attributable to acts or events (other than acts or events related to the performance by such Indemnitor of its obligations pursuant to the terms of the Operative Documents to which it is a party) that occur after the earliest of with respect to each Vessel, (a) the termination of the related Operating Lease in accordance with Section 16 or 17 thereof and (b) the payment by the Owner of all amounts then due and payable under the Operative Documents as a result of an Event of Loss with respect to the Vessel; provided, that nothing in this clause (i) shall be deemed to exclude or limit any claim that any Indemnitee may have under Applicable Law by reason of an Event of Default or for damages for breach of any of such Indemnitor's covenants contained in the Operative Documents to which it is a party or to release any of them from any of their respective obligations under the Operative Documents to which it is a party that expressly provide for performance after termination or expiration of the Transaction Period;

(ii) to the extent attributable to the gross negligence or willful misconduct of such Indemnitee (other than gross negligence or willful misconduct imputed to such person by reason of its interest in a Vessel or any Operative Document or as a matter of law);

(iii) to the extent attributable to the material incorrectness or breach of any representation or warranty or agreement or covenant of such Indemnitee contained in or made pursuant to any Operative Document;

(iv) other than during the continuation of an Event of Default, to the extent attributable to the authorization or giving of any future amendments, supplements, waivers or consents with respect to any Operative Document other than such as have been requested by such Indemnitor or as are required by or made pursuant to the terms of the Operative Documents;

(v) with respect to the Trust Company and the Owner Trustee only, to the extent attributable to the failure to use ordinary care on the part of the Owner Trustee or the Trust Company, respectively, in the handling of monies actually received by it in accordance with the terms of the Trust Agreement; and

(vi) with respect to the Trust Company and the Owner Trustee only, claims for Taxes based or measured by the compensation received by the Trust Company for acting as Owner Trustee;

provided, however, the exceptions set forth in (i) and (iv) above shall not apply to the Trust Company.

(c) Separate Agreement. The obligations of each Indemnitor under this Section 3 constitute a separate agreement with respect to each Indemnitee and are enforceable directly by each such Indemnitee.

(d) Notices. If any party entitled to any indemnity hereunder has knowledge of any Expenses hereby indemnified against, it shall give prompt written notice thereof to the Indemnitors and if any Indemnitor has knowledge of any Expenses hereby indemnified against, it shall give prompt written notice thereof to the party entitled to be indemnified. Notwithstanding the foregoing, the failure of any Indemnitee to promptly notify any Indemnitor as provided in this Section 3.1(d), or in Section 3.1(e), shall not release such Indemnitor from any of its obligations to indemnify such Indemnitee hereunder, unless such failure is solely responsible for effectively foreclosing such Indemnitor's right to contest such claim.

(e) Settlement; Litigation.

(i) In case any action, suit or proceeding shall be brought against any Indemnitee for which an Indemnitor is responsible under this Section 3, such Indemnitee shall promptly notify such Indemnitor of the commencement thereof and such Indemnitor may, at its cost and expense, participate in and to the extent that it shall wish (subject to the provisions of the following paragraph), assume and control the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, subject to Section 3.1(e)(iii), settle or compromise the same.

(ii) Each Indemnitor or its insurer(s) shall have the right, at its or their cost and expense, to investigate or, if such Indemnitor and its insurer(s) shall agree not to dispute liability hereunder or under any insurance policies pursuant to which coverage is sought, defend, or participate in the defense of, in any action, suit or proceeding, with counsel reasonably satisfactory to the relevant Indemnitee, relating to any Expenses for which indemnification is sought pursuant to this Section 3, and each Indemnitee shall cooperate, at the cost and expense of such Indemnitor, with such Indemnitor or its insurer(s) with respect thereto; provided, that such Indemnitor shall not be entitled to control the defense of any such action, suit or proceeding (a) during the continuance of any Default or Event of Default, (b) if in the reasonable judgment of any Indemnitee, any such action, suit or proceeding with respect to such Expenses could have a material adverse impact on the business of such Indemnitee or involve the potential imposition of criminal liability on such Indemnitee or (c) if such defense would at any time involve any material risk of the sale, forfeiture or loss of, or the loss of use of, or the creation of any Lien on a Vessel, unless such Indemnitor shall have posted a bond or other security reasonably satisfactory to such Indemnitee with respect to such risk. In connection with any such action, suit or proceeding being controlled by such Indemnitor, such Indemnitee shall have the right to participate therein, at its sole cost and expense, with counsel of its choice. Such Indemnitor shall supply the Indemnitee with such information reasonably requested by each Indemnitee as is necessary or advisable for such Indemnitee to control or participate in any proceeding to the extent permitted by this Section 3.

(iii) In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expenses for which indemnification is sought hereunder without the prior written consent of the Indemnitors which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expenses under this Section 3. No Indemnitor shall enter into a settlement or other compromise with respect to any Expenses absent the giving to such Indemnitee of prior written notice of such settlement or compromise, and no Indemnitor will enter into such a settlement or other compromise absent such Indemnitee's prior written consent, which consent shall not be unreasonably withheld or delayed unless (a) any Default or Event of Default shall have occurred and be continuing or (b) if in the reasonable judgment of such Indemnitee, such settlement or compromise could have a material adverse impact on the business of such Indemnitee or involve the potential imposition of criminal liability on such Indemnitee; provided that such consent shall not be required if such settlement or compromise provides for the total and irrevocable release of such Indemnitee with respect to all claims relating to such Expenses without admission of any liability of such Indemnitee with respect to such Expenses and imposes no conditions or restrictions upon such Indemnitee.

(iv) In any circumstance in which an Indemnitor shall not be entitled to control the defense of any action, suit or proceeding described above, or compromise or settle any Expenses, such Indemnitor shall have the right to participate therein, at its sole cost and expense, with counsel reasonably acceptable to the involved Indemnitee; provided, that such Indemnitor's participation shall not interfere in any way with the defense of such case or the overall strategy for the contesting thereof; provided, further, that nothing in this subparagraph (iv) shall prevent such Indemnitor from bringing its own separate cause of action to the extent permitted by Applicable Law.

(f) Information provided. Each Indemnitor will provide the relevant Indemnitee with such information not within the control of such Indemnitee, as is in each Indemnitor's or any of its Affiliate's control or is reasonably available to such Indemnitor or such Affiliate, which such Indemnitee may reasonably request and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 3.1(e). The Indemnitee shall, at each Indemnitor's cost and expense, supply each Indemnitor with such information not within the control of such Indemnitor, as is in such Indemnitee's control or is reasonably available to such Indemnitee, which each Indemnitor may reasonably request to control or participate in any proceeding to the extent permitted by Section 3.1(e).

(g) Refunds. If an Indemnitee receives any refund, in whole or in part, with respect to any Expenses paid by an Indemnitor hereunder, it will promptly pay the amount refunded over to such Indemnitor, as the case may be unless a Default or Event of Default shall have occurred and be continuing, in which case such amounts shall be paid over to the Collateral Trustee to hold as security for such Indemnitor's obligations under the Operative Documents to which such Indemnitor is a party or, if requested by such Indemnitor, applied to satisfy such obligations.

3.2 Maximum Contribution. If, and to the extent that, the obligations of an Indemnitor under this Section 3 are unenforceable for any reason, each such Indemnitor agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

3.3 Survival of Indemnity. The obligations of the Indemnitors under this Section 3 shall survive the termination of this Agreement and the repayment of the Outstanding Indebtedness for three (3) years other than the indemnity provided in Section 3.7 which shall survive until the expiration of six months following the expiration of all relevant statutes of limitations for the collection of the relevant tax or other assessment; provided however, the obligations of the Indemnitors to the Trust Company and the Owner Trustee under this Section 3 shall survive the termination of this Agreement without limitation.

3.4 Payment on Demand. Any payments made pursuant to this Section 3 shall be due on demand therefor and shall be made directly to the relevant Indemnitee or to the Collateral Trustee, in immediately available funds at such bank or to such account as specified by such Indemnitee or the Collateral Trustee, as the case may be, in written directives to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of, and mailed to, such Indemnitee or the Collateral Trustee, as the case may be, by certified mail, postage prepaid, at its address as set forth in this Agreement.

3.5 Interest. If any amount payable by any Indemnitor under this Section 3 is not paid when due, such Indemnitor shall pay on demand to the person entitled thereto, interest on any such amount for the period from and including the due date for such amount to but excluding the date the same is paid, at the Default Rate. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

3.6 Indemnitees' Benefit. The obligations of the Indemnitors in respect of all indemnities, obligations, adjustments and payments in this Section 3 are expressly made for the benefit of, and shall be enforceable by, the Indemnitee entitled thereto, without declaring any Lease to be in default or taking other action thereunder unless an Indemnitor fails to pay in a timely manner an amount due under this Section 3. The provisions of this Section 3 shall survive the termination of the Leases.

3.7 Tax Indemnity. The Parent and each Owner hereby agrees, whether or not any of the transactions contemplated by this Agreement or the other Operative Documents are consummated, to indemnify, protect, defend and hold harmless on an After-Tax Basis each Indemnitee from and against any and all Taxes, duties, assessments, fees (including documentation, license, filing and registration fees), levies, imposts, recording charges, withholdings of any nature whatsoever and other government charges, in each case whether now existing or hereinafter enacted or adopted, together with any penalties, fines, assessments, additions to Tax, interest or other charges in respect thereof, however imposed, whether levied or imposed upon such Indemnitee, Parent, an Owner, a Vessel or any part hereof or any interest therein or the Trust Estate by any federal, state or local government or other political subdivision in the United States, any territory or possession of the United States or any foreign country or political subdivision or taxing authority thereof or therein or any international taxing authority upon, based on, measured by or with respect to: the Vessels or any part thereof or any interest therein; the manufacture, financing, transfer, control, operation, modification, warranty, alteration, restoration, refurbishing, condition, occupancy, sale, ownership, delivery, transfer of title, return or other disposition thereof; any payment or receipt of Basic Charterhire, or any other payments or receipts under any Lease; indebtedness with respect thereto; the rentals, receipts or earnings arising therefrom or payments with respect to principal, interest, premium, increased costs or other amounts on or security in the Loan or under the Loan Agreement; the security, income or other proceeds received with respect to the security held under the Loan Agreement; the Operative Documents or the execution or delivery thereof, or the performance enforcement or amendment of the terms thereof, or any payment made pursuant thereto or the enforcement of the transactions contemplated thereby; the income or other proceeds received with respect to the Vessels or any thereof upon the disposition thereof; or otherwise in connection with the transaction contemplated by or resulting from the Operative Documents, the exercise of rights and remedies thereunder and the enforcement thereof, excluding, however:

(a) Taxes imposed on any Indemnitee that are with respect to or measured by any trustee fees received by the Trust Company for services rendered in its capacity as trustee under the Trust Agreement;

(b) Taxes imposed on any Indemnitee to the extent that such Taxes result from the gross negligence or willful misconduct of such Indemnitee or from the breach by such Indemnitee of any of its representations, covenants, and obligations under the Operative Documents;

(c) Taxes (without regard to whether such Taxes are collected by withholding or otherwise) imposed on any Indemnitee (other than the Investor Participant) by any federal, state or local government or taxing authority on an Indemnitee that are imposed on, based on or measured by, gross receipts, gross income, or net income (including, without limitation, capital gains taxes, minimum and alternative taxes and taxes on tax preference items); and

(d) Taxes imposed on any Indemnitee in the nature of penalties, additions to tax, interest or fines as a result of the failure by such Indemnitee to file, in accordance with the appropriate filing procedure and on a timely basis any returns as to which the Parent or an Owner has timely notified such Indemnitee in writing of the requirement to file and provided in reasonable detail instructions relating to such requirements.

4. REPRESENTATIONS AND WARRANTIES.

4.1 Each Owner's Representations and Warranties. Each of the Owners represents and warrants, severally and each only as to itself, as follows:

(a) Corporate Organization, Corporate Authority. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement and the other Operative Documents to which it is a party, and the execution and delivery by it of this Agreement and the other Operative Documents to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action (including approval of shareholders, where required) on its part, and this Agreement and the other Operative Documents to which it is a party constitute the legal, valid and binding obligations thereof, enforceable against it in accordance with the terms hereof and thereof;

(b) Ownership. All of its outstanding capital stock is owned beneficially by the Parent and of record by one of its wholly-owned subsidiaries;

(c) Subsidiaries. It has no Subsidiaries;

(d) Business Qualifications. It is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its present business and operations and to own its properties and perform its obligations under this Agreement and the other Operative Documents to which it is a party;

(e) Government Approvals, etc. The execution and delivery by it of, and its performance of its obligations under, this Agreement and the other Operative Documents to which it is a party do not require the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to any governmental authority or agency under any applicable law (including with respect to exchange controls), except for such consents, approvals, notices and registrations as have been given, obtained or made;

(f) Conflicting Agreements. The consummation of the transactions contemplated hereby and under the other Operative Documents to which it is a party and compliance with all the terms and provisions of this Agreement and the documents referred to herein will not result in any breach of, or constitute a default under, or give any party any right to terminate, or, except as contemplated hereby, result in the creation or imposition of any lien, charge, mortgage or other encumbrance or security interest of any character whatsoever upon any of its property or assets under, any law, judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any indenture, mortgage, corporate charter, by-laws or other instrument to which it is a party or by which it may be bound or to which its property or assets may be subject;

(g) Conflict with law. The execution, delivery or performance by it of its obligations under this Agreement and the other Operative Documents to which it is a party will not violate any provisions of any Applicable Law;

(h) Litigation. There are no pending or, to the best of its knowledge, threatened suits or proceedings against it which might materially adversely affect its ability to perform fully its obligations under this Agreement and the other Operative Documents to which it is a party;

(i) Solvency. It is Solvent;

(j) U.S. Coastwise citizen. It is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802), qualified to own and operate vessels in the United States coastwise trade;

(k) Liens. It has not conveyed, transferred, pledged, mortgaged or otherwise disposed of its rights or interests in or to its Vessel, this Agreement or any other Operative Document, or subjected its Vessel, this Agreement or any other Operative Document of any interest therein to any Lien, other than Permitted Liens;

(l) Indebtedness. It has no outstanding indebtedness (other than pursuant to the Operative Documents) and has not entered into any agreement other than the Operative Documents or engaged in any other business or activity;

(m) No Default. It is not in default under any material agreement by which it is bound, or is in default in respect of any material financial commitment or obligation;

(n) Chief Executive Office. Its chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is, and will continue to be, located at 511 5th Avenue, New York, New York 10017;

(o) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Iranian Transactions Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, part 560, as amended) any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 585, as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(p) Vessels. As of the date hereof:

(i) its Vessel is in its sole and absolute ownership, unencumbered, save and except for Permitted Liens, the respective Mortgage recorded there against, the related Security Documents and the related Charters, and duly documented registered in its name under the United States flag and is qualified for the coastwise trade under the Applicable Law;

(ii) its Vessel is classed American Bureau of Shipping + A1 E Oil Carrier + AMS and shall have received certificates evidencing that its Vessel's surveys are current and that its trading certificates have not expired;

(iii) its Vessel is operationally seaworthy and in all material respects fit for its intended service;

(iv) its Vessel is insured in accordance with the provisions of Section 5.2 hereof and the requirements thereof for such insurances have been complied; and

(v) its Vessel is subject to the related Bareboat Charter and Time Charter, and each such Charter has been accepted by its respective charterer and is in service under such Charter;

(q) Environmental Matters. Except as heretofore disclosed in writing to the Agent and Investor Participant and in the Parent's 1996 Second Quarter 10-Q and 1998 10-K, (i) it will, when required, be in full compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) it will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) it has not received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by any Owner in respect thereof have been paid in full or are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances existing as of the date hereof that may prevent or interfere with such full compliance in the future;

(r) Pending, Threatened or Potential Environmental Claims. Except as heretofore disclosed in writing to the Agent and Investor Participant and in the Parent's 1996 Second Quarter 10-Q and 1998 10-K, there are (to its actual knowledge) no (i) Environmental Claims pending or threatened against it and (ii) past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against it;

(s) Compliance with ISM Code. Its Vessel and any Operator thereof complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(t) Threatened Withdrawal of DOC or SMC. There is (to its actual knowledge) no threatened or actual withdrawal of any Operator's DOC or the SMC in respect of its Vessel;

(u) Year 2000 Issue. It has reviewed the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for it or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which its computer systems interface). The costs to it of any reprogramming required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to it (including reprogramming errors and the failure of systems or equipment supplied by others) are not reasonably expected to result in a Default or Event of Default or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of it;

(v) No Bankruptcy. No steps have been taken by it or by its respective shareholders or any court or government agency, nor have any legal proceedings been started or, to the best of its knowledge and belief, threatened for the dissolution, bankruptcy, winding-up, liquidation or reorganization of it or for the appointment of a receiver, trustee or similar officer of it or its undertaking, or assets;

(w) Margin Regulation. It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and it will not use any funds payable to it pursuant to any Operative Document in a manner which would violate, or result in a violation of such Regulation U or X;

(x) ERISA. It has not established and does not maintain or contribute to any Employee Plan that is covered by Title IV of ERISA; and

(y) Investment Company. It is not an "Investment Company" as defined in the Investment Company Act of 1940, as amended.

4.2 Parent's Representations and Warranties. The Parent represents and warrants as follows:

(a) Corporate Organization; Corporate Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement, and the execution and delivery by it of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate action (including approval of shareholders, where required) on its part, and this Agreement constitutes the legal, valid and binding obligations thereof, enforceable against it in accordance with the terms hereof and thereof;

(b) Business Qualifications. It is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its present business and operations and to own its properties and perform its obligations under this Agreement;

(c) Government Approvals. The execution and delivery by it of, and its performance of its obligations under, this Agreement do not require the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to any governmental authority or agency under any applicable law (including with respect to exchange controls), except for such consents, approvals, notices and registrations as have been given, obtained or made;

(d) Conflicting Agreements. The consummation of the transactions contemplated hereby and compliance with all the terms and provisions of this Agreement and the documents referred to herein will not result in any breach of, or constitute a default under, or give any party any right to terminate, or, except as contemplated hereby, result in the creation or imposition of any lien, charge, mortgage or other encumbrance or security interest of any character whatsoever upon any of its property or assets under, any law, judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any indenture, mortgage, corporate charter, by-laws or other instrument to which it is a party or by which it may be bound or to which its property or assets may be subject;

(e) Conflict with law. The execution, delivery or performance by it of its obligations under this Agreement will not violate any provisions of any Applicable Law;

(f) Litigation. There are no pending or, to the best of its knowledge, threatened suits or proceedings against it which might materially adversely affect its ability to perform fully its obligations under this Agreement;

(g) Solvency. It is Solvent;

(h) U.S. Coastwise Citizen. It is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802), qualified to own and operate vessels in the United States coastwise trade;

(i) Financial Information. Except as otherwise disclosed in writing to the Agent and the Investor Participant on or prior to the date hereof, all financial statements, information and other data furnished by it to the Agent and Investor Participant are complete and correct, and such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and since such date or dates, there has been no material adverse change in the financial condition or results of the operations of any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

(j) Tax Returns. Except as previously advised to the Agent and the Investor Participant in writing, it has filed all tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those (i) not yet delinquent or the nonpayment of which would not have a material adverse effect on it; and (ii) being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on its books;

(k) Chief Executive Office. Its chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is, and will continue to be, located at 511 5th Avenue, New York, New York 10017;

(l) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Iranian Transactions Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, part 560, as amended) any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(m) Environmental Matters. Except as heretofore disclosed in writing to the Agent and Investor Participant and in the Parent's 1996 Second Quarter 10-Q and 1998 10-K, (i) it will, when required, be in full compliance with all applicable Environmental Laws; (ii) it will, when required, have all Environmental Approvals and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) it has not received any notice of any Environmental Claim (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances existing as of the date hereof that may prevent or interfere with such full compliance in the future;

(n) Pending, Threatened or Potential Environmental Claims. Except as heretofore disclosed in writing to the Agent and Investor Participant and in the Parent's 1996 Second Quarter 10-Q and 1998 10-K, there are (to its actual knowledge) no (i) Environmental Claims pending or threatened against it and (ii) past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against it;

(o) Year 2000 Issue. It has reviewed the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for it or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which its computer systems interface). The costs to it of any reprogramming required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to it (including reprogramming errors and the failure of systems or equipment supplied by others) are not reasonably expected to result in a Default or Event of Default or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of it;

(p) No Bankruptcy. No steps have been taken by it or by its shareholders or any court or government agency, nor have any legal proceedings been started or, to the best of its knowledge and belief, threatened for the dissolution, bankruptcy, winding-up, liquidation or reorganization of it or for the appointment of a receiver, trustee or similar officer of it or its undertaking, or assets;

(q) ERISA. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by the Parent or any ERISA Affiliate (as such term is hereinafter defined) resulting from the failure of any such party to comply with ERISA insofar as ERISA applies thereto which is reasonably likely to result in the Parent or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate would have a material adverse effect on the Parent or ERISA Affiliate. As used herein the term "ERISA Affiliate" means a trade or business (whether or not incorporated) which is under common control with the Parent in question within the meaning of Sections 414(b), (c), (m) or (o) of the Code. Prior to the date hereof, the Parent has delivered to the Agent a list of all the employee benefit plans to which the Parent or any ERISA Affiliate is a "party in interest" (within the meaning of Section 3(14) of ERISA) or a "disqualified person" (within the meaning of Section 4975(e)(2) of the Code); and

(r) Investment Company. It is not an "Investment Company" as defined in the Investment Company Act of 1940, as amended.

4.3 Investor Participant's Representations and Warranties. The Investor Participant represents and warrants as follows:

(a) Corporate Organization, etc. The Investor Participant is a limited liability company with no more than 100 members duly organized, validly existing and in good standing under the laws of its state of formation and has the full corporate power and authority to carry on its business as now conducted and to enter into and perform its obligations under the Operative Documents to which it is or will be a party;

(b) Corporate Authority; No Conflicting Agreements. Each Operative Document to which the Investor Participant is or will be a party has been duly authorized by all necessary limited liability company action on the part of the Investor Participant and has been or will be, by the Delivery Date, duly executed and delivered by the Investor Participant, and neither the execution and delivery thereof, not the consummation of the transactions contemplated thereby, nor compliance by the Investor Participant with any of the terms and provisions thereof (i) does or will require any approval or consent of any member, or of any trustee or holder of any indebtedness or other obligation, of the Investor Participant (except such as have been duly obtained), (ii) does or will contravene any Applicable Law, judgment, governmental rule, regulation or order applicable to or binding on the Investor Participant to perform its obligations under the Operative Documents; (iii) does or will conflict with the Investor Participant's organizational documents or (iv) does or will contravene or result in any breach of, or constitute a default under any material indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other material agreement or instrument to which the Investor Participant is a party or by which the Investor Participant or any of its properties may be bound or affected;

(c) Governmental Approvals, etc. The execution and delivery by the Investor Participant of the Operative Documents to which it is or will be a party does not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any United States federal, state or other governmental office, commission, authority or agency except such as have been duly obtained, effected, given or taken, as the case may be, and are in full force and effect and not subject to any pending proceedings (administrative, judicial or otherwise);

(d) Binding Obligations. Each of the Operative Documents to which the Investor Participant is or will be a party constitutes, or when entered into will constitute, the legal, valid and binding obligation of the Investor Participant, enforceable against the Investor Participant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity;

(e) Litigation. There are no actions, suits or proceedings pending or, to the Investor Participant's actual knowledge, threatened against or affecting the Investor Participant (i) which, individually or in the aggregate, could, if adversely determined, have a material adverse effect on the ability of the Investor Participant to perform its obligations under any of the Operative Documents to which it is or will be a party or (ii) which seeks to prevent the consummation or performance of the Overall Transaction;

(f) ERISA. No portion of the Investor Participant's Commitment will be funded directly or indirectly with assets of an Employee Plan;

(g) Investor Participant's Liens. Except as expressly permitted under the Operative Documents, there are no Investor Participant's Liens on the Vessels or the Owner Trust and on the Delivery Date there will not be any Investor Participant's Liens on the Vessel or the Owner Trust;

(h) Broker's Fees. No broker's, finder's or placement fee or commission will be payable with respect to the transactions contemplated by the Operative Documents as a result of any action by the Investor Participant;

(i) Beneficial Interest. The Investor Participant is purchasing the beneficial interest in the Owner Trust for its own account and not with a view toward distributing such beneficial interest or any part thereof in any manner which would violate the 1933 Act; and

(j) U.S. Coastwise Citizen. It is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802), qualified to own and operate vessels in the United States coastwise trade.

4.4 Bareboat Charterer's Representations and Warranties. The Bareboat Charterer represents and warrants as follows:

(a) Corporate Organization; Corporate Authority. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire, and the execution and delivery by it of this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company action (including approval of members, where required) on its part, and this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire constitute the legal, valid and binding obligations thereof, enforceable against it in accordance with the terms hereof and thereof;

(b) Ownership. Each of OSG Ship Management, Inc., Keystone Alaska, LLC and the Time Charterer own 37.5%, 37.5% and 25%, respectively, of the Bareboat Charterer's outstanding membership interests;

(c) Business Qualifications. It is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its present business and operations and to own its properties and perform its obligations under this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire;

(d) Government Approvals. The execution and delivery by it of, and its performance of its obligations under, this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire do not require the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to any governmental authority or agency under any applicable law (including with respect to exchange controls), except for such consents, approvals, notices and registrations as have been given, obtained or made;

(e) Conflicting Agreements. The compliance with all the terms and provisions of this Agreement, the Assignment of Insurances and Consent to Assignment of Charterhire will not result in any breach of, or constitute a default under, or give any party any right to terminate, or, except as contemplated hereby, result in the creation or imposition of any lien, charge, mortgage or other encumbrance or security interest of any character whatsoever upon any of its property or assets under, any law, judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any indenture, mortgage, corporate charter, by-laws or other instrument to which it is a party or by which it may be bound or to which its property or assets may be subject;

(f) Conflict with law. The execution, delivery or performance by it of its obligations under this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire will not violate any provisions of any Applicable Law;

(g) Litigation. There are no pending or, to the best of its knowledge, threatened suits or proceedings against it which might materially adversely affect its ability to perform fully its obligations under this Agreement, the Assignment of Insurances and its Consent to the Assignment of Charterhire;

(h) Solvency. It is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature;

(i) U.S. Coastwise Citizen. It is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802), qualified to operate vessels in the United States coastwise trade;

(j) No Default. It is not in default under any material agreement by which it is bound, nor is it in default in respect of any material financial commitment or obligation;

(k) Vessels It has maintained and operated the Vessels in accordance with the terms of the Bareboat Charters and the Time Charters and is in compliance with all material terms thereof;

(l) Chief Executive Office. Its chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is, and will continue to be, located at 15400 NW Green Brier Pkwy., Suite A400, Beaverton, Oregon, 97006;

(m) Environmental Matters (i) On the date hereof, it is in full compliance with all applicable Environmental Laws; (ii) on the date hereof, it has all Environmental Approvals and is in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) it has not received any notice of any Environmental Claim (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by it in respect thereof have been paid in full or are fully covered by insurance (including permitted deductibles)); and (iv) to the best of its knowledge, there are no circumstances existing as of the date hereof that may prevent or interfere with such full compliance in the future;

(n) Pending, Threatened or Potential Environmental Claims. There are, to the best of its knowledge, no (i) Environmental Claims pending or threatened against it and (ii) past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against it;

(o) No Bankruptcy. No steps have been taken by it or by its shareholders or any court or government agency, nor have any legal proceedings been started or, to the best of its knowledge and belief, threatened for the dissolution, bankruptcy, winding-up, liquidation or reorganization of it or for the appointment of a receiver, trustee or similar officer of it or its undertaking, or assets;

(p) Year 2000 Issue. It has reviewed the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for it or used or relied upon in the conduct of its business and is in compliance with all United States Coast Guard or other applicable government directives with respect thereto; and

(q) Investment Company. It is not an "Investment Company" as defined in the Investment Company Act of 1940, as amended.

4.5 Lender's Representations and Warranties. Each Lender represents and warrants as follows:

(a) Corporate Organization, etc. The Lender is a financial institution which has a tangible net worth of not less the $100,000,000 and which is duly organized, validly existing and in good standing under the laws of its state of formation and has the full corporate power and authority to carry on its business as now conducted and to enter into and perform its obligations under the Operative Documents to which it is or will be a party;

(b) Corporate Authority; No Conflicting Agreements. Each Operative Document to which the Lender is or will be a party has been duly authorized by all necessary corporate action on the part of the Lender and has been or will be, by the Delivery Date, duly executed and delivered by the Lender, and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by the Lender with any of the terms and provisions thereof (i) does or will require any approval or consent of any stockholder, or of any trustee or holder of any indebtedness or other obligation, of the Lender (except such as have been duly obtained), (ii) does or will contravene any Applicable Law, judgment, governmental rule, regulation or order applicable to or binding on the Lender to perform its obligations under the Operative Documents; or (iii) does or will conflict with the Lender's organizational documents;

(c) Governmental Approvals, etc. The execution and delivery by the Lender of the Operative Documents to which it is or will be a party does not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any United States federal, state or other governmental office, commission, authority or agency except such as have been duly obtained, effected, given or taken, as the case may be, and are in full force and effect and not subject to any pending proceedings (administrative, judicial or otherwise);

(d) Binding Obligations. Each of the Operative Documents to which the Lender is or will be a party constitutes, or when entered into will constitute, the legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity; and

(e) Lender's Liens. Except as expressly permitted under the Operative Documents, there are no Lender's Liens on the Vessel or the Owner Trust and on the Delivery Date there will not be any Lender's Liens on the Vessel or the Leasehold Interest or the Owner Trust.

4.6 The Swap Counterparty's Representations and Warranties. The Swap Counterparty represents and warrants as follows:

(a) Corporate Organization, etc. The Swap Counterparty is a financial institution which has a tangible net worth of not less than $50,000,000, which has a Thompson or Keefe Bank Watch Rating of "AA" or better and which is duly organized, validly existing and in good standing under the laws of its state of formation and has the full corporate power and authority to carry on its business as now conducted and to enter into and perform its obligations under the Operative Documents to which it is or will be a party;

(b) Corporate Authority; No Conflicting Agreements. Each Operative Document to which the Swap Counterparty is or will be a party has been duly authorized by all necessary corporate action on the part of the Swap Counterparty and has been or will be, by the Delivery Date, duly executed and delivered by the Swap Counterparty, and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by the Swap Counterparty with any of the terms and provisions thereof (i) does or will require any approval or consent of any stockholder, or of any trustee or holder of any indebtedness or other obligation, of the Swap Counterparty (except such as have been duly obtained), (ii) does or will contravene any Applicable Law, judgment, governmental rule, regulation or order applicable to or binding on the Swap Counterparty to perform its obligations under the Operative Documents; or (iii) does or will conflict with the Swap Counterparty's organizational documents;

(c) Governmental Approvals, etc. The execution and delivery by the Swap Counterparty of the Operative Documents to which it is or will be a party does not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any United States federal, state or other governmental office, commission, authority or agency except such as have been duly obtained, effected, given or taken, as the case may be, and are in full force and effect and not subject to any pending proceedings (administrative, judicial or otherwise);

(d) Binding Obligations Each of the Operative Documents to which the Swap Counterparty is or will be a party constitutes, or when entered into will constitute, the legal, valid and binding obligation of the Swap Counterparty, enforceable against the Swap Counterparty in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity; and

(e) Litigation. There are no actions, suits or proceedings pending or, to the Swap Counterparty's actual knowledge, threatened against or affecting the Swap Counterparty (i) which, individually or in the aggregate, could, if adversely determined, have a material adverse effect on the ability of the Swap Counterparty to perform its obligations under any of the Operative Documents to which it is or will be a party or (ii) which seeks to prevent the consummation or performance of the Overall Transaction.

4.7 The Trust Company's and the Owner Trustee's Representations and Warranties. The Trust Company, as to representations and warranties made with respect to the Trust Company only, and the Owner Trustee, as to representations and warranties made with respect to the Owner Trustee only, each hereby represent and warrant as follows:

(a) Organization. The Trust Company is a Delaware banking corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as presently conducted and to enter into and perform its obligations under each Operative Document to which the Trust Company is or will be a party;

(b) Corporate Authority. The Owner Trustee has full corporate power, authority and legal right to administer the Owner Trust for the Investor Participant under the Trust Agreement and to enter into and perform its obligations under this Agreement and the Trust Agreement. The Owner Trustee has (or, in the case of each Operative Documents to be entered into by it after the date of this Agreement will, prior to execution and delivery thereof, have) full power, authority and legal right, as the Owner Trustee, to enter into and perform its obligations under each Operative Document to which it is or will be a party;

(c) Binding Obligation. Each of this Agreement, to the extent the Trust Company is a party hereto in its individual capacity, and the Trust Agreement has been duly authorized, executed and delivered by the Trust Company and constitutes the legal, valid and binding obligation of the Trust Company, enforceable against the Trust Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity. Each Operative Document to which the Owner Trustee is or will be a party has been duly authorized by all necessary corporate action on the part of the Trust Company, and has been or will be executed and delivered on behalf of the Owner Trustee by an officer of the Trust Company authorized by the Trust Company to execute and deliver such Operative Document on behalf of the Owner Trust. Assuming due authorization, execution and delivery of the Trust Agreement by the Investor Participant, each Operative Document to which the Owner Trustee is or will be a party constitutes, or when entered into will constitute, the legal, valid and binding obligation of the Owner Trustee, enforceable against the Owner Trustee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity;

(d) Conflicting Agreements. Neither the execution and delivery by the Trust Company of this Agreement and the Trust Agreement and by the Owner Trustee of each Operative Document to which it is or will be a party, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance by the Trust Company or the Owner Trustee, as the case may be, with any of the terms or provisions hereof or thereof (i) does or will require any approval or consent of any stockholder, or of any trustee or holder of any indebtedness or other obligation of the Trust Company, except such as have been duly obtained, (ii) does or will contravene any law, rule or regulation of the State of Delaware or any federal law, rule or regulation of the United States of America governing the banking or trust powers of the Trust Company, or (iii) does or will conflict with the Trust Company's articles of association or by-laws;

(e) Governmental Approvals, etc. Neither the execution and delivery by the Trust Company of this Agreement and the Trust Agreement and by the Owner Trustee of any of the Operative Documents to which it is or will be a party nor the consummation of any of the transactions contemplated hereby or thereby requires the consent, approval of, the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any United States federal, state or other governmental office, commission, authority or agency of the United States federal government or of the State of Delaware or any political subdivision thereof, in each case governing the trust powers of the Trust Company, other than the filing of the Certificate of Business Trust;

(f) Chief Executive Office; Location of Records. Both the principal place of business and the chief executive office (as such term is used in the Uniform Commercial Code) of the Trust Company are located in the State of Delaware. The location of the office at which the Trust Company keeps its records concerning the Operative Documents with respect to the Vessels is in Wilmington, Delaware;

(g) The Owner Trustee's Liens. With respect to the Owner Trustee, except for Liens created pursuant to or permitted by the Operative Documents, there are no Owner Trustee's Liens on the Vessels or the Leasehold Interest or Owner Trust or the right of the Owner Trustee under any of the Operative Documents to which it is a party and on the Delivery Date there will not be any Owner Trustee's Liens on the Vessel, the Leasehold Interest, the Owner Trust or the right of the Owner Trustee except as permitted or created under any of the Operative Documents; and

(h) U.S. Coastwise Citizen. The Trust Company is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802), qualified to own vessels in the United States coastwise trade.

4.8 The Owner Trust's Representations and Warranties. The Owner Trust hereby represents and warrants as follows:

(a) Organization. The Owner Trust is a Delaware business trust, duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to carry on its business as presently conducted and to enter into and perform its obligations under each Operative Document to which the Owner Trust is or will be a party;

(b) Corporate Authority. The Owner Trust has full power, authority and legal right to enter into and perform its obligations under this Agreement and each Operative Document. The Owner Trust has (or, in the case of each Operative Documents to be entered into by it after the date of this Agreement will, prior to execution and delivery thereof, have) full power, authority and legal right, as the Owner Trust, to enter into and perform its obligations under each Operative Document to which it is or will be a party;

(c) Binding Obligation. Each of this Agreement and the other Operative Documents, to which the Owner Trust is a party, has been duly authorized, executed and delivered by the Owner Trust and constitutes the legal, valid and binding obligation of the Owner Trust, enforceable against the Owner Trust in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation and other laws of general applicability relating to or affecting creditors' rights generally or by general principles of equity;

(d) Conflicting Agreements. Neither the execution and delivery by the Owner Trust of this Agreement and all other Operative Documents to which it is or will be a party, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance by the Owner Trust with any of the terms or provisions hereof or thereof (i) does or will require any approval or consent of any beneficiary, or of any trustee or holder of any indebtedness or other obligation of the Owner Trust, except such as have been duly obtained, (ii) does or will contravene any law, rule or regulation of the State of Delaware or any federal law, rule or regulation of the United States of America governing the powers of the Owner Trust, or (iii) does or will conflict with the Owner Trust's governing instrument;

(e) Governmental Approvals, etc Neither the execution and delivery by the Owner Trust of this Agreement and the Operative Documents to which it is or will be a party nor the consummation of any of the transactions contemplated hereby or thereby requires the consent, approval of, the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any United States federal, state or other governmental office, commission, authority or agency of the United States federal government or of the State of Delaware or any political subdivision thereof, in each case governing the powers of the Owner Trust, other than the filing of the Certificate of Business Trust;

(f) Chief Executive Office; Location of Records. Both the principal place of business and the chief executive office (as such term is used in the Uniform Commercial Code) of the Owner Trust are located in the State of Delaware. The location of the office at which the Owner Trust keeps its records concerning the Operative Documents with respect to the Vessels is in Wilmington, Delaware;

(g) The Owner Trust's Liens. Except for Liens created pursuant to or permitted by the Operative Documents, there are no Owner Trust's Liens on the Vessels or the Leasehold Interest or the right of the Owner Trust under any of the Operative Documents to which it is a party and on the Delivery Date there will not be any Owner Trust's Liens on the Vessel, the Leasehold Interest or the right of the Owner Trust under any of the Operative Documents;

(h) U.S. Coastwise Citizen. It is a United States citizen within the meaning of Section 2 of the United States Shipping Act o 1916, as amended (46 U.S.C. Section 802), qualified to own vessels in the United States coastwise trade; and

(i) Margin Regulation. It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and it will not use any funds payable to it pursuant to any Operative Document in a manner which would violate, or result in a violation of such Regulation U or X.

5. COVENANTS.

5.1 Covenants of the Parent. The Parent hereby covenants and undertakes that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Loan or are otherwise owing under this Agreement, under the Notes, or under any of the Operative Documents:

(a) Affirmative Covenants. The Parent will:

(i) maintain its books, records and accounts separate from the Owners;

(ii) maintain financial statements separate from the Owners;

(iii) maintain an arms-length relationship with the Owners;

(iv) allocate fairly and reasonably among the Owners any overhead for shared office space;

(v) hold itself out as an entity separate from the Owners and correct any known misunderstanding regarding its identity separate from the Owners;

(vi) maintain 100% beneficial ownership of the Owners;

(vii) maintain its status as a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended, with qualification to own and operate vessels in the United States coastwise trade;

(viii) duly perform and observe the terms of this Agreement;

(ix) promptly upon obtaining knowledge thereof, inform the Agent and the Investor Participant of the occurrence of any (a) Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against it which could reasonably be expected to have a material adverse effect on its business, assets, operations, property or financial condition of, and (c) other event or condition which is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement;

(x) obtain every consent and do all other acts and things which may from time to time be reasonably necessary or advisable for the continued due performance of all its obligations under this Agreement;

(xi) at its own expense, deliver to the Agent and Investor Participant:

(A) as soon as available but not later than one hundred and twenty (120) days after the end of each fiscal year, a complete copy of its Form 10-K report filed with the United States Securities and Exchange Commission (including its audited annual financial statements together with a report thereon by an Acceptable Accounting Firm), which shall be prepared by it and certified by its chief financial officer;

(B) as soon as available but not later than sixty (60) days after the end of each quarter of each fiscal year, a copy of its Form 10-Q report filed with the United States Securities and Exchange Commission which shall be prepared by it and certified by its chief financial officer;

(C) as soon as available, copies of all 8-K reports filed by it with the United States Securities and Exchange Commission; and

(D) such other statements, lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Agent may from time to time reasonably request, certified to be true and complete by its chief financial officer;

(xii) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its business;

(xiii) keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP throughout the Transaction Period;

(xiv) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as (a) the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto or (b) where such failure to pay or discharge is not reasonably likely to, individually or in the aggregate, have a material adverse effect on its business, prospects or financial condition;

(xv) do or cause to be done all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to it including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(xvi) promptly upon the occurrence of any of the following conditions, provide to the Agent or Investor Participant an Officer's Certificate thereof, specifying in detail the nature of such condition and its proposed response; (a) its receipt of any written communication whatsoever that alleges that it is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of it, (b) knowledge by it, that there exists any Environmental Claim pending or threatened against it, which could reasonably be expected to have a material adverse effect on the business, assets or operations, property or financial condition it, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a material adverse effect on the business, assets or operations, property or its financial condition. Upon the written request by the Agent or Investor Participant, it will submit to the Agent or Investor Participant at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(xvii) shall take all necessary action to complete in all material respects (i) in respect of shipboard computers and equipment by September 30, 1999, and (ii) in respect of shoreside and office computers and equipment by December 15, 1999 the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for it or used or relied upon in the conduct of its business (including systems and equipment supplied by others or with which its systems interface) required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed. At the request of the Agent and Investor Participant, it shall provide to the Agent and Investor Participant reasonable assurance of its compliance with the preceding sentence;

(xviii) forthwith upon learning of the occurrence of any material liability of the Parent or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal of any multi-employer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which the Parent, or any ERISA Affiliate is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Agent written notice thereof;

(xix) at the written request of the Investor Participant, the Parent shall prepare all corporate tax returns with respect to Taxes due and payable by the Owner Trust or Investor Participant in connection with the transactions contemplated hereby or by any other Operative Document. The Parent shall send any completed returns to the Investor Participant for filing, and a copy to the Owner Trust and shall keep copies of all such returns;

(xx) procure that OSG Ship Management will on behalf of the Bareboat Charterer, and for the benefit of the Lenders, the Swap Counterparty, the Investor Participant and the Owner Trustee, so long as the Lien of the Assignment of Insurances has not been discharged in accordance with the terms thereof, at its expense (A) within the six month period prior to the fifth anniversary of the Delivery Date or on the earliest permissible date for filing following any change in Applicable Law, file or cause to be filed continuation statements with respect to the financing statements filed on the Delivery Date (or any other similar document relating to the security interests created by the Assignment of Insurances) to obtain, preserve and protect the first priority security interest of the Collateral Trustee, created by the Assignment of Insurances and (B) take or cause to be taken all other action as may be reasonably requested in writing by the Collateral Trustee, necessary from time to time to obtain, preserve and protect the Collateral Trustees' first priority security interest created by the Assignment of Insurances;

(xxi) furnish and procure that OSG Ship Management furnishes to the Agent, the Owner Trustee and the Investor Participant promptly after it, or OSG Ship Management, as the case may be, obtains actual knowledge of any Charter Event of Default, an Officer's Certificate specifying the nature and period of existence thereof and what action it is taking or proposes to take with respect thereto;

(xxii) procure that OSG Ship Management, promptly upon obtaining knowledge thereof, informs the Agent and Investor Participant of the occurrence of any (a) litigation or governmental proceeding pending or threatened against the Bareboat Charterer which could reasonably be expected to have a material adverse effect on the Bareboat Charterer's business, assets, operations, property or financial condition of any thereof, and (b) other event or condition which is reasonably likely to have a material adverse effect on the Bareboat Charterer's ability to perform Bareboat Charterer's obligations under this Agreement, the Assignment of Insurances, and Bareboat Charterer's consent to the Assignment of Charterhire;

(xxiii) procure that OSG Ship Management, at its own expense, delivers to the Agent and the Investor Participant, as soon as available but not later than one hundred and twenty (120) days after the end of each fiscal year, copies of all financial statements, balance sheets and/or related materials which OSG Ship Management receives from the Bareboat Charterer as a member thereof, each certified as true and correct by the chief financial officer of the Bareboat Charterer;

(xxiv) procure that OSG Ship Management, promptly upon obtaining knowledge of the occurrence of any of the following conditions, provides to the Agent and the Investor Participant an Officer's Certificate thereof, specifying in detail the nature of such condition and the Bareboat Charterer's proposed response: (a) the Bareboat Charterer's receipt of any written communication whatsoever that alleges that the Bareboat Charterer is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on the Bareboat Charterer's business, assets, operations, property or financial condition, (b) knowledge by the Bareboat Charterer that there exists any Environmental Claim pending or threatened against the Bareboat Charterer, which could reasonably be expected to have a material adverse effect on the Bareboat Charterer's business, assets or operations, property or financial condition, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against the Bareboat Charterer, if such Environmental Claim could reasonably be expected to have a material adverse effect on the Bareboat Charterer's business, assets or operations, property or financial condition. Upon the written request by the Agent or Investor Participant, the Parent will procure that OSG Ship Management will submit to the Agent and Investor Participant at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection; and

(xxv) procure that OSG Ship Management, forthwith upon obtaining knowledge of any warning given to the Bareboat Charterer of the occurrence of any material liability of the Bareboat Charterer or any ERISA Affiliate thereof pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal from any multi-employer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which the Bareboat Charterer, or any ERISA Affiliate thereof is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Agent written notice thereof.

(b) Negative Covenants. The Parent will not:

(i) commingle any of its assets with the assets of the Owners;

(ii) conduct any of its business in the name of the Owners or any of them;

(iii) pay any of its liabilities with assets of the Owners, or out of funds of the Owners, other than funds received pursuant to any dividends paid by any Owner to the Parent;

(iv) other than for the indemnity given in Section 3, guarantee, become obligated for or pay the debts of the Owners or any of them or hold out its credit as being available to satisfy the obligations of the Owners or any of them;

(v) use stationery, invoices or checks of the Owners or any of them;

(vi) pledge its assets for the benefit of the Owners or any of them or make any loans or advances to the Owners or any of them;

(vii) permit any of the Owners to issue or dispose of any shares of its own capital stock to any Person;

(viii) sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares of the capital stock of any Owner;

(ix) sell, or otherwise dispose of all or substantially all of its assets taken as a whole; or

(x) change the location of its chief executive office or the office of its chief place of business unless the Agent, the Arranger and the Investor Participant shall have received thirty (30) days prior written notice of such change.

5.2 Covenants of the Owners. Each of the Owners hereby covenants and undertakes, severally and each only for itself, that from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Loan or are otherwise owing under this Agreement, under the Notes or under any of the Operative Documents:

(a) Affirmative Covenants. It will:

(i) cause to be done, executed, acknowledged and delivered all such further acts, conveyances, documents, instruments, financing or similar statements and assurances as the Owner Trustee, the Investor Participant or the Agent shall reasonably deem necessary or advisable for accomplishing the purposes of this Agreement and the other Operative Documents; it shall promptly furnish to the Owner Trustee, the Investor Participant or the Agent such information as may be reasonably requested to enable the Owner Trustee, the Investor Participant or the Agent to file on a timely basis any reports required to be filed, to execute any such documents or to take such other action as may reasonably be required by the Owner Trustee, the Investor Participant or the Agent relating to, or otherwise with, any governmental authority; Any such action shall be at its sole cost and expense, provided that to the extent that such action is, under any provision of any Operative Document, expressly stated to be at the cost of any other Person, such other Person shall be obligated to reimburse it;

(ii) for the benefit of the Lenders, the Swap Counterparty, the Investor Participant and the Owner Trustee, so long as the Lien of the Loan Agreement and the Security Documents has not been discharged in accordance with the terms thereof, at its expense (a) within the six month period prior to the fifth anniversary of the Delivery Date or on the earliest permissible date for filing following any change in Applicable Law, file or cause to be filed continuation statements with respect to the financing statements filed on the Delivery Date (or any other similar document relating to the security interests created by the Loan Agreement) to obtain, preserve and protect the first priority security interest of the Collateral Trustee, created by the Loan Agreement and the Security Documents and (b) take or cause to be taken all other action as may be reasonably requested in writing by the Collateral Trustee, necessary from time to time to obtain, preserve and protect the Collateral Trustees' first priority security interest created by the Loan Agreement and the Security Documents;

(iii) at all times (a) maintain its corporate existence, (b) do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory) and franchises and (c) be a limited purpose corporation whose activities are restricted to activities contemplated by the Operative Documents;

(iv) furnish to the Agent, the Owner Trustee and the Investor Participant promptly after it obtains actual knowledge of any Event of Loss, Default or Event of Default, an Officer's Certificate specifying the nature and period of existence thereof and what action it is taking or proposes to take with respect thereto;

(v) maintain its books, records, financial statements and accounts separate from any other person or entity;

(vi) conduct its own business in its own name;

(vii) pay its own liabilities out of its own funds;

(viii) observe all corporate formalities and other formalities required by its certificate of incorporation and by-laws;

(ix) maintain an arms-length relationship with its Affiliates;

(x) pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;

(xi) allocate fairly and reasonably any overhead for shared office space;

(xii) use its own separate stationery, invoices and checks;

(xiii) hold itself out as an entity separate from any other;

(xiv) correct any known misunderstanding regarding its separate identity;

(xv) maintain adequate capital in light of its contemplated business operations;

(xvi) maintain at least one Independent Director meeting the U.S. citizenship requirements of Section 2 of the Shipping Act of 1916, as amended, whose consent shall be required for the Owner to (a) file, consent to the filing of, or join in any filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (b) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the corporation, (c) engage in any business activity other than as contemplated by the Operative Documents or (d) amend its certificate of incorporation or by-laws;

(xvii) by appropriate provisions in its certificate of incorporation or by-laws, require its directors to take no action inconsistent with its obligations under the Operative Documents;

(xviii) maintain its status as a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended, with qualification to own and operate vessels in the United States coastwise trade;

(xix) promptly upon obtaining knowledge thereof, inform the Agent and Investor Participant of the occurrence of any (a) litigation or governmental proceeding pending or threatened against it which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of it, and (b) other event or condition which is reasonably likely to have a material adverse effect on its ability to perform its obligations under any Operative Document;

(xx) keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP throughout the Transaction Period;

(xxi) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto and such failure to pay and discharge such taxes does not (a) pose any significant risk of foreclosure, forfeiture or loss of the Vessel or any material part thereof, (b) pose any material risk of loss or priority of the lien of the Mortgage (or any other lien on the Vessel) or any other Collateral, (c) pose any material risk of any criminal liability or any material civil liability being imposed on either the Owner Trustee, any agency, the Owner Trust or the Collateral Trustee, (d) interfere with in any material manner the use or operation of the Vessel, and (e) pose any material risk of interference with the payment of Basic Charterhire;

(xxii) allow any representative or representatives designated by any Lender, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as any Lender may reasonably request;

(xxiii) do or cause to be done all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(xxiv) to:

(A) insure and keep its Vessel insured or cause or procure its Vessel to be insured and to be kept insured at no expense to the Lenders, the Agent, the Investor Participant, the Collateral Trustee or the Arrangers as follows:

(1) at all times during the Transaction Period, the Owner shall, at its own cost and expense, carry and maintain with respect to its Vessel insurance covering all marine and hull risks, war risk insurance, protection and indemnity insurance, including coverage for all damages, including pollution, clean up costs, now or hereafter imposed or recoverable under common law and/or applicable treaties, conventions, laws, regulations and/or requirements, and such crew insurance as is required, all in order to protect the Collateral Trustee completely from any and all liability, loss or damage to any party whomsoever and under such terms and conditions and in such amounts as are set forth in the related Time Charter. Such insurance shall be obtained from reputable, first class underwriters and in the event of a loss, insurance proceeds shall be payable to the Collateral Trustee or the Owner as their interests may appear. The Owner agrees to pay all deductibles and franchises ;

(2) the Owner shall insure its Vessel for the hull value specified in Article 14 (b) of the relevant Bareboat Charter;

(3) the Owner shall secure and maintain full and valid Protection and Indemnity Insurance("P&I Insurance") and, if available, Excess Pollution Liability Insurance ("Excess Insurance") for its Vessel, as described in sub-paragraph (b) below with, in the case of the P&I Insurance, a P&I Club ("P&I Club") which is a Member of the International Group of P&I Clubs ("International Group") and, in the case of the Excess Pollution Liability Insurance, a major underwriter or underwriting group ("Underwriter"). The P&I Insurance and Excess Insurance shall be at no cost to the Collateral Trustee;

(a) the P&I Insurance shall include normal P&I cover including, but not limited to, coverage against liability for cargo loss or damage and against liability for pollution ("Pollution Liability") for the maximum amount(s) per incident for each of the foregoing categories of liability as is then available through any P&I Club in the International Group during the Transaction Period (as of the Delivery Date, U.S. $500 million per incident is available for Pollution Liability and unlimited per incident for all other cover); and

(b) the Excess Insurance shall provide cover for Pollution Liability in the maximum amount per incident as is then facilitated through members of the International Group of P&I Clubs;

(4) nothing in this Section 5.2 (a)(xxiv) shall prohibit the Collateral Trustee or the Owner from placing any additional insurance that the Collateral Trustee or the Owner desires, at the expense of the party desiring such additional insurance, covering its Vessel or the Collateral Trustee or the Owner with respect to its Vessel, provided, however, that any such insurance shall not exceed the amount permitted by warranties or other conditions contained in the insurances effected pursuant to the preceding provisions of this Section 5.2 (xxiv) without the consent of the relevant insurers;

(5) in the event that its Vessel is laid up, the Owner may insure its Vessel under customary port risk policies as provided in the related Time Charter;

(6) all policies of insurance shall name the Collateral Trustee and any party designated by the Collateral Trustee as additional insureds. There shall be no recourse against either the Collateral Trustee or the aforementioned additional insureds with respect to the payment of insurance premiums; further, a minimum of fifteen (15) days' prior notice of policy cancellation or material changes shall be provided in writing to the Collateral Trustee by underwriters or brokers. The Owner shall provide the Collateral Trustee on the date hereof, upon receipt of a request from the Collateral Trustee and annually throughout the Transaction Period, with an affidavit signed by an executive officer of the Owner confirming that insurances maintained by the Owner under this Section 5.2 (a)(xxiv) comply with the terms of this Agreement and attaching insurance cover notes to evidence such insurance;

(7) all loss payments under the policies of insurance carried on the Vessel shall be payable to the Bareboat Charterer except with respect to actual total loss, constructive, arranged or compromised total loss, or abandonment of the Vessel to underwriters, unless written notice of Bareboat Charterer's default under the Bareboat Charter has been given by the Collateral Trustee to underwriters, in which case all such loss payments shall be paid to Collateral Trustee. All payments for actual total loss, constructive, arranged or compromised total loss, or abandonment of the Vessel to underwriters shall be paid to the Collateral Trustee; and

(8) without duplication of the obligations of the Indemnitors pursuant to Section 3.1 of this Agreement, anything herein to the contrary notwithstanding, the Owner shall defend and indemnify the Collateral Trustee against, and hold the Collateral Trustee harmless from, any lien of whatsoever nature on its Vessel or the hire payable in respect of its Vessel as well as any loss or damage to its Vessel and against any claims and/or demands of a third party or third parties against the Collateral Trustee of whatsoever nature, including pollution liability, arising out of this Agreement or any Operative Document, use or operation of its Vessel and against any penalties arising from violation of the laws of an, governmental authority, whether such claim and/or demands or penalties are founded or unfounded, provided only that such liens, loss, damage, claims, demands and/or penalties shall arise during the Transaction Period and not be attributable to the Collateral Trustee. Said indemnity shall cover all reasonable costs payable or incurred by the Collateral Trustee in defending or investigating any such liens, loss, damage, claims, demands and/or penalties, including reasonable attorneys fees. If a libel shall be filed against its Vessel, or if its Vessel shall be otherwise levied upon or taken into custody by virtue of proceedings in any court or tribunal because of any liens or claims, the Owner shall at its own expense within fifteen (15) days thereafter cause its Vessel to be released and any such lien therein to be discharged;

(B) to procure concurrently with the execution hereof and thereafter at intervals of not more than twelve (12) calendar months, a detailed report from a firm of independent marine insurance brokers, appointed by the Owner and acceptable to the Agent and the Investor Participant (which may be the insurance brokers regularly employed by the Owner), with respect to the Insurances together with their opinion to the Agent and the Investor Participant that the Insurances comply with the provisions of this Section 5.2 (a)(xxiv);

(C) to cause the said independent marine insurance brokers or the Insurers to agree to advise the Collateral Trustee promptly of any failure to renew or otherwise and of any default in payment of any premium and of any other act or omission on the part of the Owner of which they have knowledge and which might, in their opinion, invalidate or render unenforceable, or cause the lapse of or prevent the renewal or extension of, in whole or in part, any Insurances on its Vessel;

(D) duly and punctually to pay or to cause duly and punctually to be paid all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Collateral Trustee and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(E) to execute or to cause to be executed such guarantees as may from time to time be required by any relevant protection and indemnity association or club;

(F) to procure that all policies, bindings, cover notes or other instruments of the Insurances referred to in sub-sections (A)(1), (2) and (3) above shall be taken out in the name of the Owner and, with respect to marine and hull and war risk insurance, in the name of the Collateral Trustee, as its interest may appear, and shall incorporate a Loss Payable Section (the "Loss Payable Section") naming the Collateral Trustee as loss payee prepared in compliance with the terms of the Mortgage and such Loss Payable Section to be in any event in form and substance acceptable to the Agent and Investor Participant and shall provide for prior notice of at least fifteen (15) days to be given to the Collateral Trustee before cancellation of insurance for any reason whatsoever and for a waiver of payment of premiums, backcalls and assessments as to the Collateral Trustee;

(G) to procure that originals or photocopies of all such instruments of Insurances as are referred to in subsection (F) above shall be from time to time deposited with the Collateral Trustee as soon as practicable after placement of the relevant Insurances and that the Insurers shall, if so requested by the Collateral Trustee, furnish the Collateral Trustee with a letter or letters of undertaking from brokers in such form as may be reasonably required by the Collateral Trustee in respect of such Insurances;

(H) to procure that the protection and indemnity association or club wherein its Vessel is entered shall, if so required by the Collateral Trustee, furnish the Collateral Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Collateral Trustee;

(I) not to change any material terms of any Insurances or suffer them to be changed without the prior written approval of each of the Agent and Investor Participant;

(J) except as permitted by the terms of the Bareboat Charter or the Time Charter not to employ its Vessel or suffer her to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) or without first obtaining appropriate cover and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe; and

(K) to do all things necessary, proper and advisable, and execute and deliver all documents and instruments to enable the Collateral Trustee to collect or recover any moneys to become due in respect of the Insurances.

(xxv) to keep and to cause to be kept its Vessel in a good and efficient state of repair so as to maintain the class rating at the Delivery Date and so as to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the flag of the United States and to procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of its Vessel;

(xxvi) to submit or to cause its Vessel to be submitted to such periodic surveys as may be required for classification purposes and to supply or to cause to be supplied to the Collateral Trustee at the request thereof copies of all survey reports and confirmations of class issued in respect thereof;

(xxvii) subject to the terms of the related Bareboat Charter and the related Time Charter, to permit or to cause the Collateral Trustee to be permitted by surveyors or other persons appointed by it in that behalf to board its Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford or to cause to be afforded all proper facilities for such inspections (in a manner and at a time not to interfere with the normal operation of its Vessel);

(xxviii) (a) to pay and discharge or to cause to be paid and discharged all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against its Vessel except to the extent permitted by Section 5.2 (a)(xxxiv) hereof and (b) in event of arrest of its Vessel pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of its Vessel from such arrest or detention within thirty (30) days of receiving notice thereof by providing bail or otherwise as the circumstances may require;

(xxix) not to employ its Vessel or suffer the employment thereof in any trade or business which is forbidden by the laws of the United States or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render its Vessel liable to condemnation in a Prize Court or to destruction, seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not), not to employ its Vessel or suffer the employment thereof in carrying any contraband goods or to enter or trade to any zone which is declared a war zone by any government or by its Vessel's War Risks Insurers unless the Collateral Trustee shall have first given its consent thereto and there shall have been effected by the Owner at its expense such special insurance coverage as may be required under the circumstances;

(xxx) promptly to furnish and to cause to be furnished to the Collateral Trustee all such information as it may from time to time reasonably request regarding its Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning herewith;

(xxxi) to notify to and to cause to be notified to the Collateral Trustee forthwith in writing of:

(A) any accident to its Vessel involving repairs the cost whereof will or is likely to exceed Seven Hundred Fifty Thousand United States Dollars (U.S.$750,000.00) (or the equivalent in any other currency);

(B) any occurrence in consequence whereof its Vessel has become or is likely to result in an Event of Loss;

(C) any requirement or recommendation made by any Insurer or classification society or by any competent authority which is not promptly complied with and the reasons therefore;

(D) any arrest of its Vessel or the exercise or purported exercise of any lien on its Vessel or on her Earnings; and

(E) any occurrence of an Event of Default or an event which with notice, lapse of time or both will constitute or be likely to constitute an Event of Default specified therein;

(xxxii) other than for routine drydocking, not, without the previous consent in writing of the Collateral Trustee, to put its Vessel or suffer her to be put into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed One Million United States Dollars (U.S.$1,000,000.00) (or the equivalent in any other currency) unless such work is fully covered by insurance (subject to applicable deductibles approved by the Collateral Trustee) or unless such person shall first have given to the Collateral Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on its Vessel or on her Earnings for the cost of such work or otherwise;

(xxxiii) to keep its Vessel registered under the flag of the United States qualified to operate in coastwise trade and to do or suffer to be done nothing whereby such documentation may be forfeited or canceled;

(xxxiv) to keep and to cause its Vessel to be kept free and clear of all liens, charges, mortgages and encumbrances (except in favor of the Collateral Trustee) other than Permitted Liens and liens for crew's wages accrued for not more than thirty (30) days or for salvage or liens incurred in the ordinary course of business for repairs, supplies, bunkers, services, wharfage, harbor dues and canal tolls not to exceed in the aggregate One Million United States Dollars (U.S.$1,000,000.00) and to be repayable in accordance with customary trade terms but in no event later than sixty (60) days from incurrence, and not to pledge, charge, assign or otherwise encumber (in favor of any person other than the Collateral Trustee) her Insurances, Earnings or Requisition Compensation or to suffer the creation of any such pledge, charge, assignment or encumbrance as aforesaid to or in favor of any person other than the Collateral Trustee;

(xxxv) not, without the previous consent in writing of the Collateral Trustee (and then only subject to such terms as the Collateral Trustee may impose), to sell, agree to sell prior to the end of the Transaction Period, abandon or otherwise dispose of its Vessel or any share in her or to suffer the disposition of any of them or to transfer, charter (other than pursuant to charters or leases which are contemplated by the Operative Documents) or otherwise dispose of its Vessel during the relevant Lease Term;

(xxxvi) to pay to the Collateral Trustee on demand all moneys (including fees of counsel) whatsoever which the Collateral Trustee shall or may expend, be put to or become liable for, in or about the protection, maintenance or enforcement of the security created by the Mortgage or in or about the reasonable exercise by the Collateral Trustee of any of the powers vested in it hereunder;

(xxxvii) to pay to the Collateral Trustee (or as the Collateral Trustee may direct) on demand the amount of all legal expenses of any kind whatsoever, stamp duties (if any), registration fees and any other charges incurred by the Collateral Trustee in connection with the preparation, completion and recording of the Mortgage or otherwise in connection with the Outstanding Indebtedness;

(xxxviii) to comply with and satisfy all the requisites and formalities established by the laws of the United States of America to perfect the Mortgage as a legal, valid and enforceable first and preferred lien upon its Vessel and to furnish to the Collateral Trustee from time to time such proofs as the Collateral Trustee may reasonably request for its satisfaction with respect to the compliance by the Owner of its Vessel with the provisions of this Section 5.2 (a)(xxxviii);

(xxxix) to place or to cause to be placed and at all times and places to retain or to cause to be retained a properly certified copy of the Mortgage on board its Vessel with her papers and cause the Mortgage to be exhibited to any and all persons having business with its Vessel which might give rise to any lien thereon other than liens for crew's wages and salvage, and to any representative of the Collateral Trustee on demand; and to place and keep or to cause to be placed and kept prominently displayed in the chart room and in the Master's cabin of its Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than six (6) inches wide by nine (9) inches high, reading as described in Section 5(G) of the Mortgage;

(xl) to assign and provide that Requisition Compensation is applied in accordance with Section 7 of the Collateral Trust Agreement as if received in respect of a sale of the Vessel;

(xli) promptly upon the occurrence of any of the following conditions, provide to the Agent and the Investor Participant an Officer's Certificate thereof, specifying in detail the nature of such condition and its proposed response: (a) its receipt of any written communication whatsoever that alleges that it is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on its business, assets, operations, property or financial condition, (b) knowledge by it, that there exists any Environmental Claim pending or threatened against it, which could reasonably be expected to have a material adverse effect on its business, assets or operations, property or financial condition, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a material adverse effect on its business, assets or operations, property or financial condition. Upon the written request by the Agent or the Investor Participant, it will submit to the Agent and Investor Participant at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(xlii) cause each of the Vessels to be managed by the Bareboat Charterer, by a wholly-owned subsidiary thereof or by third party manager appointed pursuant to the terms of the Time Charter and procure that no agreements providing or governing the management of such vessels shall be amended or modified without the prior written consent of the Agent and Investor Participant unless such amendment or modification would not, in the reasonable opinion of the Agent and Investor Participant, adversely affect its economic interests or the economic interests of any Participant;

(xliii) indemnify and hold the Lenders, the Investor Participant, the Swap Counterparty, the Owner Trust, the Owner Trustee, the Collateral Trustee and the Agent harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby;

(xliv) take all necessary action to complete in all materials respects by September 30, 1999, the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the it or used or relied upon in the conduct of its business (including systems and equipment supplied by others or with which its systems interface) required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed. At the request of the Agent and the Investor Participant, it shall provide to the Agent and Investor Participant reasonable assurance of its compliance with the preceding sentence;

(xlv) use its best efforts to procure that the Bareboat Charterer will, comply with, and ensure that (i) its Vessel complies with the requirements of the ISM Code including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the related Lease Term;

(xlvi) immediately upon receipt of knowledge thereof, inform the Agent and Investor Participant if there is any threatened or actual withdrawal of the DOC of any Operator of its Vessel, or the SMC for its Vessel;

(xlvii) use its best efforts to procure that the Bareboat Charterer will, promptly inform the Agent and Investor Participant upon the issuance (a) to the Bareboat Charterer of a DOC and (b) to its Vessel of an SMC; and

(xlviii) comply with, and ensure that its Vessel complies with the requirements of the related Bareboat Charter.

(a) Negative Covenants. It will not:

(i) so long as the Lien of the Loan Agreement and the Security Documents has not been discharged in accordance with the terms thereof, at any time permit any Liens to exist on the Vessels or the earnings or insurances thereof other than Liens in favor of the Collateral Trustee contemplated in the Operative Documents or Permitted Liens;

(ii) enter into any merger or consolidation, sell or transfer any of its assets (other than as expressly permitted by the Operative Documents) or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or take any action that would result in a voluntary receivership, bankruptcy or other creditors' proceedings without the approval of the Independent Director;

(iii) create, assume, incur, suffer to exist or otherwise become or remain liable in respect of any indebtedness other than its obligations under this Agreement or the other Operative Documents to which it is a party;

(iv) establish or become party to any Employee Plan;

(v) (a) enter into any business other than the business of owning and leasing its Vessel pursuant to the Operative Documents, or (b) become a party to any agreement other than this Agreement and the Operative Documents to which it is a party and other agreements incidental to the performance of its obligations under the Operative Documents;

(vi) form, or cause to be formed, any Subsidiaries;

(vii) commingle its own assets with those of any other entity;

(viii) guarantee, become obligated for or pay the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except as contemplated by the Operative Documents;

(ix) acquire obligations or securities of its shareholders;

(x) pledge its assets for the benefit of any other entity or make any loans or advances to any entity, except as contemplated by the Operative Documents;

(xi) make any loans or advances to, or any investments in any Person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of any company affiliated with any of the Lenders or Investor Participant) except for advances and investments in the ordinary course of its business and loans or advances to any of the Lenders or Investor Participant and, in any event, will not use any funds payable to it pursuant to any Operative Document in a manner which would violate, or result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System;

(xii) incur any Indebtedness except Permitted Indebtedness;

(xiii) assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become or remain liable, in connection with any obligation of any person, firm, company or other entity except for guarantees, in connection herewith, in favor of the Lenders or the Agent or guarantees of Permitted Indebtedness;

(xiv) change the nature of its business or engage in any businesses other than domestic and international marine transportation;

(xv) pay out any funds to any company or Person except (a) as contemplated by the Operative Documents; (b) in the ordinary course of business and (c) the servicing of Permitted Indebtedness provided, however, it shall not prepay any such Permitted Indebtedness (excluding any Indebtedness under any Operative Document); or

(xvi) change the location of its chief executive office, the office of its principal place of business, the office in which its records relating to the earnings or insurances of the Vessels are kept unless the Agent and Investor Participant shall have received thirty (30) days prior written notice of such change; make any material changes in its existing management.

5.3 Covenants of the Bareboat Charterer. The Bareboat Charterer hereby covenants and undertakes that from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Loan or are otherwise owing under this Agreement, under the Notes or under any of the Operative Documents:

(a) Affirmative Covenants. It will:

(i) cause to be done, executed, acknowledged and delivered all such further acts, conveyances, documents, instruments, financing or similar statements and assurances as the Owner Trustee, the Investor Participant or the Agent shall reasonably deem necessary or advisable for accomplishing the purposes of this Agreement, the Assignment of Insurances, and its consent to the Assignment of Charterhire; it shall promptly furnish to the Owner Trustee, the Investor Participant or the Agent such information as may be reasonably requested to enable the Owner Trustee, the Investor Participant or the Agent to file on a timely basis any reports required to be filed, to execute any such documents or to take such other action as may be required by the Owner Trustee, the Investor Participant or the Agent relating to, or otherwise with, any governmental authority in connection with the transaction;

(ii) at all times (a) maintain its existence as a limited liability company and (b) do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory) and franchises;

(iii) maintain its status as a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended, with qualification to operate vessels in the United States coastwise trade;

(iv) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as (a) the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto or (b) where such failure to pay or discharge is not reasonably likely to have a material adverse effect on its business, prospects or financial condition;

(v) do or cause to be done all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(vi) manage the Vessels or cause them to be managed, by a wholly-owned subsidiary thereof or by third party manager appointed pursuant to the terms of the Time Charters and procure that no agreements providing or governing the management of such vessels shall be amended or modified without the prior written consent of the Agent and Investor Participant unless such amendment or modification would not, in the reasonable opinion of the Agent and Investor Participant, adversely affect its economic interests or the economic interests of any Participant thereunder;

(vii) take all action required by the United States Coast Guard or other governmental entity having jurisdiction over it in connection with the Year 2000 Issue; and

(viii) comply with all material terms of the Bareboat Charters and the Time Charters.

(b) Negative Covenants. It will not:

(i) so long as the Lien of the Loan Agreement and the Security Documents has not been discharged in accordance with the terms thereof, at any time permit any Liens to exist on the Vessels or the earnings or insurances thereof other than Liens in favor of the Collateral Trustee contemplated in the Operative Documents or Permitted Liens;

(ii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or take any action that would result in a voluntary receivership, bankruptcy or other creditors' proceedings;

(iii) change the location of its chief executive office, the office of its principal place of business, the office in which its records relating to the earnings or insurances of the Vessels are kept unless the Agent and Investor Participant shall have received thirty (30) days prior written notice of such change; or

(iv) take any steps, nor have any legal proceedings started or, threatened for the dissolution, bankruptcy, winding-up, liquidation or reorganization of any of the Owners or for the appointment of a receiver, trustee or similar officer of any of the Owners or their respective undertaking, or assets.

5.4 Covenants of the Investor Participant. The Investor Participant hereby covenants and undertakes, that from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Loan or are otherwise owing under this Agreement, under the Notes, or under any of the Operative Documents:

(a) Transfer of Interest. It will not assign, convey or otherwise transfer, by operation of law or otherwise, all or any portion of its right, title or interest in and to the Owner Trust, this Agreement and/or any other Operative Document without the prior written consent of the Lenders and the Parent;

(b) Liens. It will not directly or indirectly create, incur, assume or suffer to exist any Investor Participant's Liens other than any such Liens on a Vessel which are bonded and being contested by the Investor Participant in good faith by appropriate proceedings which do not create any material risk of sale, forfeiture or loss of use or possession of such Vessel and the Investor Participant agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full any such Investor Participant's Lien (by bonding or otherwise);

(c) U.S. Coastwise Citizenship. It will maintain its status as a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended, qualified to own and operate vessels in the coastwise trade;

(d) Obtain Consents. The Investor Participant will obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations and all of the Owner Trust's obligations under the Operative Documents to which each is a party;

(e) Corporate Existence. The Investor Participant will do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and the Owner Trust's corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its and the Owner Trust's business;

(f) Taxes and Assessments. Subject always to receipt of the relevant amount pursuant to Section 7 of the Collateral Trust Agreement, the Investor Participant will (i) pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Investor Participant or the Owner Trust or upon the Investor Participant's or the Owner Trust's income or property prior to the date upon which penalties attach thereto; provided, however, that the Investor Participant shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as (a) the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto or (b) where such failure to pay or discharge is not reasonably likely to, individually or in the aggregate, have a material adverse effect on the Investor Participant or the Owner Trust's business, prospects or financial condition; (ii) promptly furnish to the Parent such information and documents in its possession as may be requested by the Parent to enable the Parent to prepare on a timely basis all tax returns with respect to taxes due and payable by the Investor Participant or the Owner Trust in connection with the transactions contemplated by this Agreement or any Operative Document and (iii) promptly file on a timely basis all tax returns with respect to taxes due and payable by itself or the Owner Trust.

(g) Compliance with Statutes, etc. The Investor Participant will instruct the Owner Trustee to do or cause to be done on behalf of the Owner Trust, all things necessary for the Owner Trust or Owner Trustee to comply with all material laws, and the rules and regulations thereunder, applicable to the Owner Trust or Owner Trustee including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(h) Loans, Advances and Investments. The Investor Participant will not do so itself, and will not instruct the Owner Trustee to, make, any loans or advances to, or any investments in any Person, firm, corporation, joint venture or other entity or use any funds payable to it pursuant to any Operative Document in a manner which would violate, or result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System;

(i) Instructions to the Owner Trust. The Investor Participant will not instruct the Owner Trustee or Owner Trust, as the case maybe, to take any action which may be contrary to the terms of any Operative Document; and

(j) Notices. Promptly upon the receipt of any notice received from the Owner Trustee, the Investor Participant shall forward a copy of such notice to the Agent.

5.5 Covenants of the Lenders. Each Lender hereby covenants and undertakes, that from the date hereof and so long as any Outstanding Indebtedness remains unpaid under the Loan Agreement, under the Notes, or under any of the Operative Documents:

(a) Transfer of Interest. It will not assign, convey or otherwise transfer, by operation of law or otherwise, all or any portion of its right, title or interest in and to this Agreement and/or any other Operative Document except in accordance with provisions thereof; and

(b) Liens. It will not directly or indirectly create, incur, assume or suffer to exist any Lender's Liens other than any such Liens on a Vessel which are bonded and being contested by the Lender in good faith by appropriate proceedings which do not create any material risk of sale, forfeiture or loss of use or possession of such Vessel and the Lender agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full any such Lender's Lien (by bonding or otherwise).

5.6 Covenants of the Swap Counterparty. The Swap Counterparty hereby covenants and undertakes, that from the date hereof and so long as any Outstanding Indebtedness remains unpaid under this Agreement, under the Notes, or under any of the Operative Documents that it will not assign, convey or otherwise transfer, by operation of law or otherwise, all or any portion of its right, title or interest in and to the Swap Agreement, except in accordance with provisions thereof.

5.7 Covenants of the Owner Trust, the Owner Trustee and the Trust Company.

(a) Performance of Agreements. Each of the Owner Trust, the Trust Company and the Owner Trustee as to itself will duly perform and observe the terms of the Operative Documents to which it is a party;

(b) Notice of Default, Litigation and Adverse Change. The Owner Trustee, on behalf of the Owner Trust, will promptly upon obtaining notice thereof, inform the Investor Participant of the occurrence of any (i) Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (ii) litigation or governmental proceeding pending or threatened against it or against any of the other obligors which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any thereof, and (iii) other event or condition which it has been notified is reasonably likely to have a material adverse effect on its ability, or the ability of any other Obligor to perform its respective obligations under any Operative Document;

(c) Obtain Consents. The Trust Company, the Owner Trustee and the Owner Trust, will obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its respective obligations under the Operative Documents;

(d) Corporate Existence. Each of the Trust Company, the Owner Trustee, and the Owner Trust will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its business;

(e) Books and Records. The Owner Trustee will keep proper books of record and account in respect of the activities carried out by the Owner Trustee on behalf of the Owner Trust into which full and correct entries shall be made in accordance with GAAP throughout the Transaction Period;

(f) Inspection. The Owner Trustee and the Owner Trust will allow any representative or representatives designated by the Agent, or the Investor Participant, the Parent or any Owner, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as any such Person may reasonably request;

(g) Compliance with Statutes, etc. The Owner Trustee and the Owner Trust, pursuant to instructions from the Investor Participant, will do or cause to be done all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to it including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(h) Loans, Advances and Investments. The Owner Trustee and the Owner Trust will not make any loans or advances to, or any investments in any Person, firm, corporation, joint venture or other entity or use any funds payable to it pursuant to any Operative Document in a manner which would violate, or result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System;

(i) Indebtedness. The Owner Trustee and the Owner Trust will not incur any Indebtedness except Permitted Indebtedness;

(j) Guarantees, etc. The Owner Trustee and the Owner Trust will not assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become or remain liable, in connection with any obligation of any person, firm, company or other entity except for guarantees, in connection with the Overall Transaction;

(k) Use of Trust Funds. The Owner Trustee and the Owner Trust will not pay out any funds to any company or Person except (i) as contemplated by the Overall Transaction; (ii) in the ordinary course of business including the operation and/or repair of the Vessels and other vessels owned, managed or operated by such parties and (iii) the servicing of Permitted Indebtedness provided, however, it shall not prepay any such Permitted Indebtedness other than the Outstanding Indebtedness;

(l) Sale of Assets. The Owner Trustee and the Owner Trust will not sell, or otherwise dispose of, any Vessel, any shares in any subsidiary corporation or any other asset which represents all or a substantial portion of its assets taken as a whole;

(m) Changes in Offices or Names. The Owner Trustee will not change the location of the Owner Trust's office, the office of its place of business or the office in which its records relating to the earnings or insurances of the Vessels are kept unless the Agent, Investor Participant and Parent shall have received thirty (30) days prior written notice of such change;

(n) Distributions. Neither the Owner Trust, nor the Owner Trustee, on behalf of the Owner Trust will declare or make any distributions to its beneficiaries, by dividend or otherwise, or otherwise dispose of any assets to its beneficiaries in cash or in any other manner except as contemplated by the Operative Documents;

(o) Further Assurances. The Owner Trustee, on behalf of the Owner Trust, shall promptly furnish to a Participant such information in its possession as may be requested by such Participant to enable such Participant to file on a timely basis any reports required to be filed, to execute any such documents, or to take such other action as may be reasonably required by any governmental authority ;

(p) The Trust Company Liens. The Trust Company, in its individual capacity, covenants and agrees with and for the benefit of the other parties to this Agreement that it will not directly or indirectly create, incur, assume or suffer to exist any Trust Company Liens other than such Liens on the Vessels which are bonded and being contested in good faith by appropriate proceedings which do not create any material risk of the sale, forfeiture or loss of use or possession of the Vessels, and the Trust Company, in its individual capacity, agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full any such Trust Company Lien (by bonding or otherwise);

(q) The Owner Trustee Liens. The Owner Trustee, covenants and agrees with and for the benefit of the other parties to this Agreement that it will not directly or indirectly create, incur, assume or suffer to exist any Owner Trustee Liens other than such Liens on the Vessels which are bonded and being contested in good faith by appropriate proceedings which do not create any material risk of the sale, forfeiture or loss of use or possession of the Vessels, and the Owner Trustee, agrees that it will, at its own cost and expense, take such action as may be necessary to duly discharge and satisfy in full any such Owner Trustee Lien (by bonding or otherwise);

(r) Successor Trustee. The Owner Trustee agrees not to appoint or cause to be appointed a successor or additional trustee except in accordance with the provisions of Section 9.1 of the Trust Agreement;

(s) U.S. Coastwise Citizenship. The Trust Company, in its individual capacity with respect to itself, and the Owner Trust with respect to itself, will each maintain its status as a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended, qualified to own and operate vessels in the coastwise trade; and

(t) Resignation The Trust Company will (i) promptly notify the Investor Participant of any anticipated change, or actual change in its status as a United States citizen as set forth in Section 5.7(s) above and (ii) resign as the Owner Trustee immediately upon giving such notice.

6. ACTION ON EVENT OF DEFAULT BY OWNER TRUST OR OWNER TRUSTEE

Upon notice thereof, the Owner Trustee, in its individual capacity and on behalf of the Owner Trust shall give the Investor Participant written notice of an Event of Default caused solely by the act or omission of the Owner Trust or Owner Trustee, as the case may be (each an "Owner Trust Event of Default") and the Investor Participant shall notify each other Participant and, with respect to an Owner Trust Event of Default, no Participant shall take any action or pursue any remedies with respect to such Owner Trust Event of Default for a period of thirty (30) days so long as the Owners and/or the Parent are diligently attempting to make any payment and perform any obligation of the Owner Trust or Owner Trustee, as the case may be, or arrange for a substitute Owner Trust or Owner Trustee, as the case may be to be named under the Trust Agreement and the substitution of a new Owner Trust or Owner Trustee, as the case may be, together with the payment and performance by the Owners and/or Parent of such obligations within such thirty (30) day period shall be deemed to cure any such Owner Trust Event of Default. Failure to cure any such Owner Trust Event of Default within such thirty (30) day period shall, at any time thereafter, so long as the Owner Trust Event of Default shall be continuing, entitle the Collateral Trustee to exercise any and all rights and powers and pursue any and all remedies available to it under any of the Operative Documents and under the UCC.

7. AMENDMENTS.

7.1 Amendments; Waivers. The terms of any Operative Document shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by the parties hereto; provided that where an amendment does not adversely affect the interests of the relevant party, such consent will not be unreasonably withheld.

7.2 All Amendments to Operative Documents. No Operative Document shall be otherwise amended without 30 days prior written notice to all Participants, such written notice to be provided by the Collateral Trustee to the Participants at the addresses set forth in Schedule 1 hereto.

7.3 Owner Trustee and Collateral Trustee Protected. If in the opinion of the Trust Company, the Owner Trustee on behalf of the Owner Trust, or the Collateral Trustee any document required to be executed pursuant to the terms of this Section 7 affects any right, duty, liability, immunity or indemnity in favor of the Trust Company, Owner Trustee on behalf of the Owner Trust or the Collateral Trustee under this Agreement, or any other Operative Document, the Trust Company, the Owner Trustee on behalf of the Owner Trust or the Collateral Trustee, as the case may be, may in its discretion decline to execute such document.

7.4 Request of Substance, Not Form. It shall not be necessary for any written request or notice furnished pursuant to this Section 7 to specify the particular form of the proposed documents to be executed pursuant to this Section 7 so long as such request shall reasonably describe the substance thereof.

7.5 No Request Necessary for Security Agreement Supplements. No written request or consent pursuant to this Section 7 is required to enable the Collateral Trustee to enter into any supplement to a Security Agreement with any Obligor pursuant to the terms of such Security Document, in each case for the purpose of subjecting property to the Lien of the Security Documents or to correct the description of any property subject to such Lien.

7.6 Documents Mailed to Beneficiary. Promptly after the execution by the Collateral Trustee of any document entered into pursuant to this Section 7, the Collateral Trustee shall mail, by first-class mail, postage prepaid, a conformed copy thereof to each Participants at its address listed in Schedule 1 to this Agreement, but the failure of the Collateral Trustee to mail such conformed copy shall not impair or affect the validity of such document.

8. Miscellaneous

8.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto (including any participant in any of the rights or obligations of the Lenders hereunder or under the Notes).

8.2 Expenses.

(a) Initial Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Owners and the Parent, subject to any separately agreed limitations on fees and expenses, shall pay, and be liable for, all out-of-pocket costs and expenses, including travel expenses, of the Trust Company, the Owner Trustee, the Investor Participant, the Arrangers, the Agent or the Lenders incurred in connection with the preparation, printing, execution and delivery of this Agreement and the other Operative Documents, including, without limitation, the fees and expenses of Seward & Kissel LLP, counsel for the Lenders, and any other special or local counsel retained by the Trust Company, the Owner Trustee, the Agent, the Lenders, the Arrangers or the Investor Participant in connection herewith.

(b) General Expenses. Without limitation of the liabilities of any Participant under any Operative Document, but subject to any separate agreement between the relevant parties, (i) the Owners and the Parent will reimburse or cause to be reimbursed to each of the Trust Company, the Investor Participant, the Agent and the Lenders, on demand, for any expenses incurred by such Person, respectively, including counsel fees, (and with respect to the Investor Participant, financing costs) and compensation of agents, arising out of, in any way connected with, or as a result of, the execution or delivery of this Agreement or any other Operative Document or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder or in connection with the enforcement or protection of the rights of such Person, (ii) subject to subsection 8.2 (a) above, each of the Owner Trust, the Owner Trustee and the Collateral Trustee shall be (x) reimbursed for any expenses incurred by such Person, respectively, including counsel fees, and compensation of agents, arising out of, in any way connected with, or as a result of, the execution or delivery of this Agreement or any other Operative Document or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder or in connection with the enforcement or protection of the rights of such Person and (y) paid reasonable compensation for its respective services hereunder and under any of the Operative Documents in accordance with Section 7 of the Collateral Trust Agreement.

(c) Amendment Expenses. The Owners and the Parent shall pay, and shall be liable for, all reasonable out-of-pocket costs and expenses of the Owner Trustee, the Owner Trust, the Trust Company, the Investor Participant, the Agent, the Collateral Trustee or the Lenders incurred in connection with the amendment, modification, administration and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Operative Documents, including, without limitation, the fees and expenses of the counsel referred to in paragraph (a) of this Section 8.2.

8.3 References; Headings. References herein to Sections and Schedules are to be construed as references to sections of, and schedules to, this Agreement unless the context otherwise requires. Section headings are for convenience only and shall not be construed as a part of this Agreement.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart. Each of the executed counterparts hereof shall be deemed to be an original hereof.

8.5 Survival of Representations, etc. All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of any party hereto and shall continue in full force and effect until all of the obligations of the Borrower, the Owners, the Parent and the Bareboat Charterer and the Collateral Trustee under this Agreement and the other Operative Documents shall be fully performed in accordance with the terms thereof.

8.6 Jurisdiction; Process Agent.

(a) Submission to Jurisdiction; Appointment of Process Agent. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, and hereby agree that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Borrower, the Owners, the Parent and the Bareboat Charterer each hereby irrevocably appoints CT Corporation System, New York, New York (the "Process Agent"), as its agent to receive on behalf thereof and their respective property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower, the Owners, the Parent and/or the Bareboat Charterer in care of the Process Agent to its address at 1633 Broadway, New York, New York 10019 to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Schedule 1 hereto. The Borrower, the Owners, the Parent and the Bareboat Charterer each hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Legal Process. Nothing in this Section 8.6 shall affect the right of the Agent or the Lenders to serve legal process in any other manner permitted by law or affect the right of the Agent or the Lenders to bring any action or proceeding against the Borrower, the Owners, the Parent or the Bareboat Charterer or their property in the courts of other jurisdictions.

(c) Waiver of Immunity. To the extent that the Borrower, the Owners, the Parent and the Bareboat Charterer have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Operative Documents to the fullest extent permitted by applicable law.

8.7 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without giving effect to principles of conflicts of laws.

8.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SUCH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT.

8.9 Quiet Enjoyment. Each of the Agent, the Collateral Trustee and the Lenders hereby covenants and agrees with the Bareboat Charterer, in respect of each Vessel, that, except as set forth in this Agreement, the Loan Agreement or any other Operative Document, the Collateral Trustee, the Agent and the Lenders will not interfere, or allow any person rightfully claiming through them to interfere, with the quiet enjoyment of the use, operation and possession of such Vessel by the Bareboat Charterer pursuant to such Vessel's Bareboat Charter unless such Bareboat Charter shall have been declared in default or shall be deemed to be declared in default following the occurrence of an Event of Default. Neither the Collateral Trustee, the Agent, nor the Lenders shall have any right to declare any Bareboat Charter in default as a result of the occurrence of any Event of Default resulting solely and directly from a breach by either the Collateral Trustee, the Agent or the Lenders of this Section 8.9.

8.10 Notices. Except as otherwise provided herein, each notice, request or other communication to be given or made hereunder shall be given, unless stated otherwise, in writing and may be given or made by telecopy addressed to the recipient party at its address listed on Schedule 1. Every notice, request, consent, demand or other communication under this Agreement shall:

(a) be in writing (whether or not any such communication is specified to be in writing) delivered personally, by certified mail or by prepaid courier delivery services such as Federal Express, DHL or other similar services or facsimile (confirmed in the case of a facsimile, by prepaid airmail letter sent within 24 hours of dispatch); and

(b) be deemed to have been received in the case of facsimile, at the time of dispatch with a transmission confirmation appearing at the end of the communication (provided, however, that in the case of a facsimile, if the date of dispatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter, when delivered personally or by courier provided, however, that if personal delivery or delivery by courier of a notice is tendered but refused, such notice shall be effective upon such tender.

8.11 Concerning the Trust Company. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered on behalf of the Owner Trust and Owner Trustee by the Trust Company, not individually or personally, except as expressly otherwise stated, but solely as trustee of the Owner Trust, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Trust or Owner Trustee is made and intended not as personal representations, undertakings and agreements by the Trust Company but is made and intended for the purpose of binding only the Owner Trust or Trust Estate, respectively and (c) under no circumstances shall the Trust Company be personally liable for the payment of any indebtedness or expenses of the Owner Trust or Owner Trustee or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Trust or Owner Trustee under this Agreement or the other related documents PROVIDED that this shall in no way limit the personal liability of the Trust Company as expressly set forth herein or in the Trust Agreement.

8.12 Concerning the Bareboat Charterer. In executing this Agreement, the Bareboat Charterer is doing so with respect to Sections 4.4 (Representations and Warranties), 5.3 (Covenants), 7.1 (Amendments; Waivers), 8.6 (Jurisdiction; Process Agent), 8.7 (Governing Law), 8.8 (Waiver of Jury Trial), 8.9 (Quiet Enjoyment), 8.10 (Notices) and this 8.12; no other terms, conditions, or agreements of this Agreement apply to the Bareboat Charterer.

8.13 Concerning the Parent. Each of the Participants confirm its agreement to the Parent acting as the remarketing agent with respect to the Vessels notwithstanding the occurrence of any Event of Default under the Loan Agreement other than an Event of Default described in paragraphs (a), (b), (c) or (d) of Section 6 .1 thereof or a default by the Owners or the Parent of any indemnity or other payment obligation under any of the Operative Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts as of the day and year first above written.

398 EQUITY CORPORATION,	399 EQUITY CORPORATION,
as Owner	as Owner

By: s/Robert E. Johnston	By: s/Robert E. Johnston
Name: Robert E. Johnston	Name: Robert E. Johnston
Title: President	Title: President

400 EQUITY CORPORATION,	401 EQUITY CORPORATION,
as Owner	as Owner

By: s/Robert E. Johnston	By: s/Robert E. Johnston
Name: Robert E. Johnston	Name: Robert E. Johnston
Title: President	Title: President

CAMBRIDGE TANKERS, INC.,	ALASKA TANKER COMPANY, LLC,
as Owner	as Bareboat Charterer

By: s/Robert E. Johnston	By: s/ Doug M. Webb
Name: Robert E. Johnston	Name: Doug M. Webb
Title: President	Title: President & CEO

WILMINGTON TRUST COMPANY,	ALASKAN EQUITY TRUST,
in its individual capacity as Trust Company as expressly set forth herein and otherwise not in its individual capacity but solely as Owner Trustee	as Owner Trust and Borrower By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By: s/James P. Lawler	By: s/James P. Lawler
Name: James P. Lawler	Name: James P. Lawler
Title: Vice President	Title: Vice President

NATIONAL AUSTRALIA BANK LIMITED,	ALASKAN EQUITY INVESTORS LLC,
as Lender	as Investor Participant

By: s/T.F. Kilfoyle	By: s/Paul M. Leand, Jr.
Name: T.F. Kilfoyle	Name: Paul M. Leand, Jr.
Title: Vice President	Title: Vice President

AMERICAN MARINE ADVISORS, INC.,	NATIONAL AUSTRALIA BANK LIMITED,
as Arranger	as Arranger

By: s/Paul M. Leand, Jr.	By: s/T.F. Kilfoyle
Name: Paul. M. Leand, Jr.	Name: T.F. Kilfoyle
Title:	Title: Vice President

NATIONAL AUSTRALIA BANK LIMITED,	NATIONAL AUSTRALIA BANK LIMITED,
as Agent and Collateral Trustee	as Swap Counterparty

By: s/T.F. Kilfoyle	By: s/T.F. Kilfoyle
Name: T.F. Kilfoyle	Name: T.F. Kilfoyle
Title: Vice President	Title: Vice President

OVERSEAS SHIPHOLDING GROUP, INC.
as Parent

By: s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President & Treasurer

Schedule 1 Notices
If to any Owner or the Parent:	c/o OSG Ship Management, Inc. 511 Fifth Avenue New York, New York 10017 Telecopy No.: (212) 578-1991 Attention: Robert E. Johnston
with a copy to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Telecopy No.: (212) 969-290 Attention: Peter Samuels, Esq./James Waddington, Esq. .
If to the Bareboat Charterer:	Alaska Tanker Company LLC 15400 NW Green Brier Parkway Suite A400 Beaverton, Oregon 97006 Telecopy No.: (503) 207-0075 Attention: Bruce D. Benn
with a copy to:	OSG Ship Management, Inc. 511 Fifth Avenue New York, New York 10017 Telecopy No.: (212) 578-1991 Attention: Robert E. Johnston
If to the Trust Company or the Owner Trustee:	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890 Telecopy No.: (302) 651-8882 Attention: Corporate Trust Administration
with a copy to:	Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 Telecopier No.: (302) 658-6548 Attention: Eric A. Mazie, Esq.
If to the Owner Trust or the Borrower:	Alaskan Equity Trust c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890 Telecopy No.: (302) 651-8882 Attention: Corporate Trust Administration
with a copy to:	Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 Telecopier No.: (302) 658-6548 Attention: Eric A. Mazie, Esq.
If to the Lenders, National Australia Bank Limited as an Arranger, the Agent, the Collateral Trustee or the Swap Counterparty	National Australia Bank Limited 200 Park Avenue - 34th Floor New York, New York 10166 Telecopy No.: (212) 983-1969 Attention: Thomas F. Kilfoyle
with a copy to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Telecopy No.: (212) 480-8421 Attention: Lawrence Rutkowski, Esq.
If to the Investor Participant:	Alaskan Equity Investors, LLC c/o American Marine Advisors, Inc 200 Park Avenue, 31st Floor New York, New York 10166-3198 Telecopy No.: (212) 682-3344 Attention: Paul M. Leand, Jr.
with a copy to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Telecopy No.: (212) 480-8421 Attention: Derick W. Betts, Jr., Esq.
If to American Marine Advisors, Inc. as an Arranger:	American Marine Advisors, Inc. 200 Park Avenue, 31st Floor New York, New York 10166-3198 Telecopy No.: (212) 682-3344 Attention: Paul M. Leand, Jr.

Schedule X

Definitions

In each Operative Document (as defined below), the words and expressions specified below shall, except as otherwise defined in such Operative Document or where the context otherwise requires, have the meaning attributed to them below.

"1933 Act" or "33 Act" shall mean the Securities Act of 1933, as amended, of the United States.

"ABS" shall mean American Bureau of Shipping.

"Acceptable Accounting Firm" shall mean Ernst & Young, or such other international accounting firm as shall be approved by the Agent, such approval not to be unreasonably withheld.

"Additional Participants" shall mean Permitted Transferees.

"Administrative Fee" shall mean the fee payable to the Agent by any Additional Participant, as agreed by the Agent and the Additional Participant.

"Affiliate" of any specified Person means any other Persons directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"After-Tax Basis" shall mean the amount of any payment to be received by an Indemnitee supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of current credits, deductions or other Tax benefits arising from the payment by the Indemnitee or Tax Indemnitee of any amount, including Taxes, for which the payment to be received is made and excluding any taxes based on the net income of the Indemnitee) actually imposed currently on the Indemnitee or Tax Indemnitee by any taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received.

"Agent" shall mean National Australia Bank Limited, a banking corporation organized and existing under the laws of the State of Victoria, Australia, in its capacity as agent for the Lenders.

"Agent's Engagement Letter" shall mean the engagement letter dated June 28, 1999 entered into between the Agent and the Parent.

"AMA" shall mean American Marine Advisers, Inc., a corporation organized and existing under the laws of the State of Delaware.

"American Bureau of Shipping" is a Classification Society which is a member of the International Association of Classification Societies.

"Applicable Law" shall mean any applicable federal, state, local, municipal, foreign or other law, statute, legislation, rule, regulation, treaty or court or administrative interpretation thereof and any applicable order or decree.

"Applicable Rate" shall mean the rate per annum equal to the sum of (a) two fifths of one percent (.40%) and (b) LIBOR.

"Arrangers" shall mean AMA and National Australia Bank Limited.

"Arranger's Engagement Letter" shall mean the engagement letter dated June 28, 1999 entered into between AMA and the Parent.

"Assignment and Assumption Agreement" shall mean any such agreement in the form attached as Exhibit A to the Loan Agreement.

"Assignments of Charterhire" shall mean the Boston Assignment of Charterhire, the Chicago Assignment of Charterhire, the New York Assignment of Charterhire, the Ohio Assignment of Charterhire and the Washington Assignment of Charterhire, each assignment individually an "Assignment of Charterhire".

"Assignments of Insurances" shall mean the Boston Assignment of Insurances, the Chicago Assignment of Insurances, the New York Assignment of Insurances, the Ohio Assignment of Insurances and the Washington Assignment of Insurances, each assignment individually an "Assignment of Insurances".

"Assignment of Time Charter Guarantee" shall mean the Assignment of Time Charter Guarantee dated as of the Delivery Date, made by the Parent and each of the Owners in favor of the Collateral Trustee in respect of the Time Charter Guarantee.

"Assignments" shall mean the Assignments of Charterhire, the Assignments of Insurances, the Time Charter Assignments and the Assignment of Time Charter Guarantee and the Time Charter Guarantee Assignment, each assignment individually an "Assignment".

"Authorized Person" shall mean any Person authorized by or pursuant to the charter documents, the by-laws or any Board Resolution (in the case of a corporation), partnership agreement (in the case of a partnership), or trust agreement (in the case of a trust) to execute, deliver and take all other actions on behalf of such entity in respect of the Operative Documents.

"Banking Day" shall mean any day on which the banks in London are open for business.

"Bareboat Charterer" shall mean Alaska Tanker Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

"Bareboat Charters" shall mean the Boston Bareboat Charter, the Chicago Bareboat Charter, the New York Bareboat Charter, the Ohio Bareboat Charter, and the Washington Bareboat Charter, each such charter individually a "Bareboat Charter".

"Basic Charterhire" shall mean an amount equal to the amount of Basic Charterhire payable by the Time Charterer to the Bareboat Charterer pursuant to Article VII of any Time Charter.

"Basic Charterhire Account" shall mean that account established pursuant to Section 7.1 of the Collateral Trust Agreement being account no. 2003-005099-500 situated at National Australia Bank Limited, 200 Park Avenue, 34th Floor, New York, New York .

"Beneficiaries" shall mean each of the Lenders, the Agent, the Investor Participant, the Swap Counterparty, the Owner Trustee, the Owners and the Owner Trust, each individually a "Beneficiary".

"Board of Directors" shall mean, with respect to any Person, the board of directors of such Person.

"Board Resolution" shall mean, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

"Borrower" shall mean the Owner Trust.

"Boston Assignment of Charterhire" shall mean that certain Assignment of Charterhire dated as of the Delivery Date, executed by the Boston Owner in favor of the Collateral Trustee.

"Boston Assignment of Insurances" shall mean that certain Assignment of Insurances dated as of the Delivery Date, executed by the Boston Owner and the Bareboat Charterer in favor of the Collateral Trustee.

"Boston Bareboat Charter" shall mean that certain Bareboat Charter dated as of March 30, 1999, by and between the Boston Owner and the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999 in respect of the OVERSEAS BOSTON.

"Boston Finance Lease" shall mean that certain Finance Lease dated as of the Delivery Date, by and between the Boston Owner and the Owner Trust pursuant to which the Boston Owner will lease the OVERSEAS BOSTON to the Owner Trust.

"Boston Mortgage" shall mean that certain first preferred mortgage, dated as of the Delivery Date, made by the Boston Owner in favor of the Collateral Trustee in respect of the OVERSEAS BOSTON.

"Boston Operating Lease" shall mean that certain Operating Lease dated as of the Delivery Date, by and between the Boston Owner and the Owner Trust pursuant to which the Owner Trust will lease the OVERSEAS BOSTON to the Boston Owner.

"Boston Owner" shall mean Cambridge Tankers, Inc., a corporation organized and existing under the laws of the State of New York, and owner of the OVERSEAS BOSTON.

"Boston Time Charter" shall mean that certain Time Charter dated as of March 30, 1999, by and between the Bareboat Charterer and the Time Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, pursuant to which the Bareboat Charterer charters the OVERSEAS BOSTON to the Time Charterer.

"Boston Time Charter Assignment" shall mean that certain Time Charter Assignment dated as of March 30, 1999, by and between the Boston Owner and the Time Charterer, in respect of the OVERSEAS BOSTON.

"Boston Vessel Tranche" shall mean that portion of the Loan that will be used by the Borrower to pay the Borrower's obligations to the Boston Owner under the Boston Finance Lease, as set forth in Schedule 3 to the Loan Agreement.

"Break Funding Costs" shall mean any losses incurred by any Lender in liquidating or re-employing fixed deposits made by third parties or funds acquired to fund the Loan or part thereof.

"Business Day" shall mean any day other than a Saturday or Sunday or other day on which the banks in New York, New York are authorized or obligated to remain closed.

"Certificate of Business Trust" shall mean a certificate of trust pursuant to Section 3810 of Title 12 of the Delaware Code.

"Certificate of Documentation" shall mean that certificate showing the documentation of the Vessel in the name of the Owner free of recorded Liens (other than Permitted Liens) under the laws and flag of the United States with qualification for coastwise trading.

"Certificate of Ownership and Encumbrances" shall mean a Certificate of Ownership and Encumbrances duly issued by the USCG on form CG-1330.

"Change of Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of an entity, (ii) the sale, lease, transfer, conveyance or other disposition by the shareholders as of the Closing Date, of the outstanding capital stock of an entity or (iii) the adoption of a plan for the liquidation or dissolution of an entity.

"Charter Default" shall mean any condition or event which, with the passage of time or giving of notice, or both, would become a Charter Event of Default.

"Charter Event of Default" shall mean any one or more Events of Default set forth in Article 21 of the Bareboat Charters or Article XIV of the Time Charters.

"Charter Period" shall mean the period for which the related Time Charter, Bareboat Charter and Operating Lease are in effect.

"Charters" shall mean any of the Bareboat Charters and the Time Charters.

"Chicago Assignment of Charterhire" shall mean that certain Assignment of Charterhire dated as of the Delivery Date, executed by the Chicago Owner in favor of the Collateral Trustee.

"Chicago Assignment of Insurances" shall mean that certain Assignment of Insurances dated as of the Delivery Date, executed by the Chicago Owner and the Bareboat Charterer in favor of the Collateral Trustee.

"Chicago Bareboat Charter" shall mean that certain Bareboat Charter dated as of March 30, 1999, by and between the Chicago Owner and the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, in respect of the OVERSEAS CHICAGO.

"Chicago Finance Lease" shall mean that certain Finance Lease dated as of the Delivery Date, by and between the Chicago Owner and the Owner Trust pursuant to which the Chicago Owner will lease the OVERSEAS CHICAGO to the Owner Trust.

"Chicago Mortgage" shall mean that certain first preferred mortgage, dated as of the Delivery Date, made by the Chicago Owner in favor of the Collateral Trustee with respect to the OVERSEAS CHICAGO.

"Chicago Operating Lease" shall mean that certain Operating Lease dated as of the Delivery Date, by and between the Chicago Owner and the Owner Trustee pursuant to which the Owner Trustee will lease the OVERSEAS CHICAGO to the Chicago Owner.

"Chicago Owner" shall mean 398 Equity Corporation, a corporation organized and existing under the laws of the State of Delaware, and owner of the OVERSEAS CHICAGO.

"Chicago Time Charter" shall mean that certain Time Charter dated as of March 30, 1999 by and between the Bareboat Charterer and the Time Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, pursuant to which the Bareboat Charterer charters the OVERSEAS CHICAGO to the Time Charterer.

"Chicago Time Charter Assignment" shall mean that certain Time Charter Assignment dated as of March 30, 1999, by and between the Chicago Owner and the Time Charterer, in respect of the OVERSEAS CHICAGO.

"Chicago Vessel Tranche" shall mean that portion of the Loan that will be used by the Borrower to pay the Borrower's obligations to the Chicago Owner under the Chicago Finance Lease as set forth in Schedule 3 to the Loan Agreement.

"Citizenship Affidavit" shall mean an affidavit, in form and substance acceptable to MARAD, which evidences that the deposing Person is a United States citizen within the meaning of Section 2 of the United States Shipping Act of 1916, as amended (46 U.S.C. Section 802) and is qualified to own and operate vessels in the United States coastwise trade.

"Code" shall mean the Internal Revenue Code of 1986, as amended and, to the extent applicable, any successor federal statute, including regulations promulgated thereunder and all transition rules and effective date provisions (whether or not codified).

"COFR" shall mean a certificate of financial responsibility issued under 33 C.F.R. Part 130 or 46 C.F.R. Part 540 issued to an Obligor.

"Collateral" shall mean any and all property from time to time subject to the Lien of the Collateral Trust Agreement, including, but not limited to;

i. any and all property subject to the Lien of the Mortgages;

ii. any and all property, Basic Charterhire and Insurance subject to the Liens of the Assignments,

iii. Swap Breakage Gains; and

iv. any right to set-off provided by Section 10.8 of the Loan Agreement.

"Collateral Accounts" are the Basic Charterhire Account together with the Pooled Monies Account.

"Collateral Trust" means the trust established pursuant to the Collateral Trust Agreement.

"Collateral Trust Agreement" shall mean that certain Collateral Trust Agreement dated as of the Delivery Date, by and among the Collateral Trustee, the Agent, the Owner Trust, the Owners, the Investor Participant, the Swap Counterparty and the Lenders.

"Collateral Trust Estate" means all, including any part of, the Collateral however, at no time will the Collateral Trust Estate include any Operating Expenses or Additional Hire paid by the Time Charterer pursuant to the terms of a Time Charter.

"Collateral Trustee" shall mean the National Australia Bank Limited, a banking corporation organized and existing under the laws of the State of Victoria, Australia, in its capacity as collateral trustee for the benefit of the Beneficiaries.

"Collateral Trustee's Liens" means Liens arising as a result of (i) claims against or acts or omissions of the Collateral Trustee, in its individual capacity, not related to the Operative Documents, (ii) claims against the Collateral Trustee in its capacity as the collateral trustee hereunder or in its individual capacity, in each case, arising out of its gross negligence or willful misconduct, or (iii) claims against the Collateral Trustee arising out of voluntary transfer by the Collateral Trustee of its interest in the Operative Documents or the Collateral, other than pursuant to this Agreement, in the exercise of remedies under the Security Agreement or as a consequence of an Event of Loss.

"Commitments" shall mean the commitments of the Lenders listed on Schedule 1 to the Loan Agreement.

"Consent and Agreement of the Bareboat Charterer" shall mean the consent and agreement executed and delivered to the Collateral Trustee by the Bareboat Charterer in respect of the Assignment of the Charterhire, in the form of Exhibit B to the Assignment of Charterhire.

"Consent and Agreement of the Time Charter Guarantor" shall mean the consent and agreement executed and delivered to the Collateral Trustee by the Time Charter Guarantor in respect of the Assignment of the Time Charter Guarantee, in the form of Exhibit A to the Assignment of Time Charter Guarantee.

"Consent and Agreement of the Time Charterer" shall mean the consent and agreement executed and delivered to the Collateral Trustee by the Time Charterer in respect of the Assignment of the Charterhire, in the form of Exhibit A to the Assignment of Charterhire.

"Cut-Off Date" shall mean August 31, 1999, or such later date as all of the Lenders, the Owners and the Investor Participant may agree.

"Default" shall mean an event or condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

"Default Rate" shall mean, on any day, the average of the rates of announced by each of Citibank, N.A., The Chase Manhattan Bank and Bank of America N.A. as their prime lending rates.

"Delaware Business Trust Statute" shall mean Title 12 of the Delaware Code, Part V, Chapter 38.

"Delivery Date" in respect of each Vessel shall mean August 20, 1999.

"Discount Rate" shall mean the U.S. Treasury Rate on the Delivery Date.

"Distribution Amount" shall mean, the amount payable on the First Distribution Date and on each semi-annual anniversary thereof until the End of the Term, which amount shall be equal to the notional interest that would accrue on a loan amount of equal value to the Initial Trust Estate over (i) in respect of the First Distribution Date, the period from the Delivery Date through the First Distribution Date, and (ii) thereafter, the immediately preceding six months if such loan were accruing interest at the rate per annum equal to the Investor Participant Rate.

"DOC" or "Documentation of Compliance" shall mean a document of compliance issued to an operator of a vessel in accordance with Rule 13 of the ISM Code.

"Dollars" or "$" shall mean the lawful currency of the United States of America.

"Drawdown Date" shall mean the Delivery Date.

"Early Termination Payment" shall mean the amount payable to the Bareboat Charterer by the Time Charterer pursuant to Article X.B of any Time Charter.

"Earnings" shall mean the aggregate of all payments due and payable to the Owners pursuant to the terms of the Bareboat Charters.

"Employee Plan" shall mean any "employee benefit plan" under Section 3(3) of ERISA or any "plan" under Section 4975(e)(1) (or any successor provision) of the Code and any related trust.

"End of the Term" shall mean the date on which all of the Operating Leases have expired or otherwise terminated and all amounts payable to the Collateral Trustee under the Operative Documents (including sale proceeds of the Vessels) has been deposited with the Collateral Trustee pursuant to the terms of the Collateral Trust Agreement.

"Environmental Approvals" shall mean all approvals, licenses, certificates, permits, exemptions or authorizations which are required or advisable under applicable Environmental Laws.

"Environmental Claim" shall mean any claim, action, cause of action, suit, proceeding, decree, demand, order, judgment, obligation, liability, loss, directive or lien, relating in any way to or arising out of any Environmental Law, Environmental Approval, Environmental Incident or the alleged or actual presence or Release or threatened Release of any Hazardous Material (collectively, "Claims"), and shall include, without limitation, Claims for damages, cleanup, investigation, assessment, sampling, monitoring, testing, compliance, corrective action, restoration, replacement, rehabilitation, acquisition of natural resources, mitigation, removal, remediation, response, fines, penalties, fees, enforcement, contribution, indemnification, cost recovery, compensation, injunctive or declaratory relief, or otherwise.

"Environmental Incident" shall mean (i) Release or threatened Release of any Hazardous Material from any of the Vessels, (ii) any incident in which any Hazardous Material is Released or there is a threat of Release from a vessel other than any of the Vessels and which involves collision or any other incident of navigation or operation between such other vessel and any of the Vessels, or (iii) any incident in which any Hazardous Material is Released or there is a threat of Release from a vessel other than any of the Vessels (or its agent) is actually or allegedly at fault or otherwise legally responsible or liable (in whole or in part) for such incident.

"Environmental Law(s)" shall mean all international, foreign, federal, state and local laws, regulations, conventions, treaties, governmental agreements, IMO regulations, statutes, ordinances, codes, rules, directives, orders, decrees, governmental policies, Environmental Approvals, judicial and administrative judgments and interpretations, and rules of common law whether now or hereafter in effect, that relate in any way to any Hazardous Material or the regulation or protection of human health, safety, natural resources or the environment.

"Equity Investment" shall mean that investment made by the Investor Participant pursuant to the Trust Agreement in the amount of US $5,500,000.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, any successor federal statute.

"Event of Default" shall mean any Loan Event of Default.

"Event of Early Termination" shall mean the occurrence of any event described in Article X.B of the Time Charters.

"Event of Loss" shall mean any of the following events occurring during the Lease Term (a) the actual or constructive total loss of any Vessel, (b) the destruction of any Vessel, (c) damage to any Vessel to an extent as shall make repair thereof uneconomical or shall render said Vessel permanently unfit for normal use (other than obsolescence), (d) the theft or disappearance of any Vessel, (e) the confiscation or seizure of any Vessel, (f) the requisition for title of any Vessel by the government of the United States that shall not be revoked within 45 days thereafter.

"Excess Insurance" shall mean excess Pollution Liability Insurance.

"Expenses" shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature.

"Fair Market Value" shall mean the fair market price of a Vessel, as defined in Section 18 of the related Finance Lease.

"Finance Lease Event of Default" shall mean any of the events referred to in Section 19.1 of the Finance Leases.

"Finance Leases" shall mean the Boston Finance Lease, the Chicago Finance Lease, the New York Finance Lease, the Ohio Finance Lease and the Washington Finance Lease, each lease individually a "Finance Lease".

"Finance Lessee" shall mean, in respect of a Finance Lease, the Owner Trust acting as finance lessee pursuant to that Finance Lease.

"Finance Lessors" shall mean the Boston Owner, the Chicago Owner, the New York Owner, the Ohio Owner and the Washington Owner, each as finance lessor under its Finance Lease.

"Financing Statements" shall mean any Form UCC-1 as is required to be filed under the UCC.

"First Distribution Date" shall mean March 1, 2000.

"Float" shall mean any amounts held by in the Collateral Accounts after payment in full of the Lenders and payment of the Termination Amounts to the Investor Participant.

"GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

"Governmental Authority" shall mean (i) any nation, kingdom, republic, confederation, principality, state, commonwealth, province, territory, canton, country, parish, city, town, township, municipality, village, hamlet, borough, district or other jurisdiction of any nature, (ii) any federal, state, local, foreign or other government and (iii) any governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, ministry, service, system, corps, administration, bureau, branch, office, commission, council, board and any court or other tribunal).

"Grantors" shall mean the Owner Trust, the Swap Counterparty and the Lenders each individually, a "Grantor".

"Hazardous Material" shall mean, collectively, (a) any oil or oil product (including, without limitation, petroleum, fuel oil and crude oil), explosive, radioactive material, asbestos, urea formaldehyde foam insulation, and polychlorinated biphenyls and (b) any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste, or gas, in each case whether naturally-occurring, human-made or the by-product of any process, (i) that is now or hereafter becomes defined or included within the definition of a "hazardous substance", "hazardous waste", "hazardous material", "toxic chemical", "toxic substance", "hazardous chemical", "extremely hazardous substance", "noxious liquid substance", "harmful substance", "pollutant", "contaminant", or any other words of similar meaning under any Environmental law, (ii) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now or hereafter prohibited, limited, restricted or regulated under any Environmental Law or by any Government Authority, or (iii) that could require investigation, response or remediation, or could support the assertion of any Environmental Claim.

"Hire Payment Date" shall mean any of the dates specified in Schedule 2 to Loan Agreement.

"Improvement" shall mean an improvement, structural change, modification or addition to any Vessel made after the Delivery Date.

"Indebtedness" shall mean for any Person at any date of determination (without duplication), all (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person arising from letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) except trade payables, obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery thereof or the completion of such services, (v) obligations on account of principal of such Person as lessee under capitalized leases, (vi) indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) indebtedness of other Persons guaranteed by such Person to the extent such indebtedness is so guaranteed. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for federal, state, local or other taxes.

"Indemnitee" shall mean any of the Lenders, the Investor Participant, the Collateral Trustee, the Owner Trust and the Owner Trustee or any of their respective successors, assigns, Affiliates and each of their respective agents, employees, officers and directors.

"Indemnitor" shall mean any of the Owners or the Parent.

"Independent" shall mean, when used with respect to any specified Person, such a Person who (1) is in fact independent, (2) does not have any direct financial interest or any material indirect financial interest in the Parent, the Owners, the Bareboat Charterer, the Lenders, the Owner Trust, the Owner Trustee, the Investor Participant or in any Affiliate of any of them and (3) is not connected with the Parent, the Owners, the Bareboat Charterer, the Investor Participant, the Owner Trust, the Owner Trustee, or any such Affiliate as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

"Independent Director" shall mean a duly appointed member of a board of directors of a corporation who is not at the time of and during such appointment, and has not been during the immediately preceding 12 months, (a) an officer, director or employee, affiliate, associate, material supplier or material customer of such corporation or any of its affiliates and (b) a direct, indirect or beneficial stockholder of more than 5% of the stock of such corporation or any of its affiliates.

"Institute Warranties and Clauses" shall mean the trading warranty clauses in general use and promulgated by the American Institute of Marine Underwriters or the Institute of London Underwriters, whichever is applicable with respect to the United States placed or foreign placed hull insurance, as such trading warranty clauses may be amended from time to time.

"Instruction" shall mean any written instruction given in accordance with the provisions of Section 6 of the Collateral Trust Agreement by any of the Lenders, the Investor Participant, the Owner Trust or the Owners to the Collateral Trustee with respect to any action to be taken by the Collateral Trustee under any Operative Document.

"Insurances" shall mean all policies and contracts of insurance and all entries of the Vessel in a protection and indemnity of war risks association or club which are from time to time taken out or entered into pursuant to the Participation Agreement in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel.

"Internal Revenue Service" or "IRS" shall mean the Internal Revenue Service of the United States.

"International Group" shall mean the International Group of P&I Clubs.

"Investment Company Act" or "Investment Company Act of 1940" shall mean the Investment Company Act of 1940, as amended, of the United States.

"Investor Participant" shall mean Alaskan Equity Investors LLC, a limited liability company organized and existing under the laws of the State of Delaware.

"Investor Participant Rate" shall mean, 150 basis points plus (i) in respect of the Distribution Amount payable on the First Distribution Date, LIBOR for the period from the Delivery Date through the First Distribution Date, and (ii) thereafter, LIBOR for periods of six months, in each case determined two days prior to the commencement of the relevant six-month period.

"ISM Code" shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention including any amendments or extensions thereto and any regulation issued pursuant thereto.

"Lease Event of Default" shall mean any Finance Lease Event of Default or any Operating Lease Event of Default.

"Lease Term" shall mean, for each Vessel, the period from the Delivery Date to the Redelivery Date.

"Leasehold Cost" shall mean, for each Vessel, the present value of all Basic Charterhire from the Delivery Date until the Redelivery Date, as follows:

OVERSEAS BOSTON U.S. $34,849,646.67

OVERSEAS CHICAGO U.S. $32,192,265.27

OVERSEAS NEW YORK U.S. $37,745,117.26

OVERSEAS OHIO U.S. $31,081,041.12

OVERSEAS WASHINGTON U.S. $34,080,929.68

"Leasehold Interest" shall mean the leasehold interest in a Vessel purchased by the Owner Trust, pursuant to the terms of the related Finance Lease.

"Leases" shall mean the Finance Leases and the Operating Leases, each lease individually a "Lease".

"Lenders" shall mean banks and financial institutions listed on Schedule 1 to the Loan Agreement.

"LIBOR" shall mean, in relation to a particular period, the rate per annum for such period at which deposits in Dollars appear on the Telerate Page 3750 (or any successor page) on the relevant Quotation Date as of 11:00 a.m. (London Time) or, if such rate is not available, the average (rounded upward, if necessary, to the nearest multiple of one sixteenth of one percent of the offered rates per annum at which Dollar deposits are offered with respect to such period on the Reuters Screen LIBO Page (or any successor page) on the Quotation Date.

"Lien" shall mean any mortgage, pledge, lien, charge, encumbrance, lease or security interest.

"Loan" shall mean the loan in the principal amount of up to the Lenders' aggregate Commitments made by the Lenders to the Borrower pursuant to the Loan Agreement, or the balance thereof from time to time outstanding.

"Loan Agreement" shall mean that certain Loan Agreement dated as of the Delivery Date by and among the Borrower, the Agent, the Collateral Trustee and the Lenders.

"Loan Default" shall mean any condition or event which, with the passage of time or giving of notice (if required), or both, if required, unless cured or waived, would become a Loan Event of Default.

"Loan Event of Default" shall mean any one or more of the Events of Default set forth in Section 6.1 of the Loan Agreement.

"Loss Payment Date" shall mean the date on which the Time Charterer gives notice of the termination of a Time Charter following an Event of Loss, pursuant to the terms of the relevant Time Charter.

"Loss Proceeds" shall mean all compensation, damages and other payments (including insurance proceeds other than certain liability insurance proceeds) received by any Obligor, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

"Majority Lenders" shall mean Lenders whose Commitments exceed sixty-seven percent (67%) of the total Commitments.

"MARAD" means the United States Maritime Administration.

"MARAD Approvals" shall mean certificates or memoranda, as the case may be, issued by the United States Maritime Administration which evidence MARAD's approval of the relevant Person, Vessel or chartering arrangements.

"Mortgagee" shall mean the Collateral Trustee.

"Mortgages" shall mean the Boston Mortgage, the Chicago Mortgage, the New York Mortgage, the Ohio Mortgage and the Washington Mortgage, each mortgage individually a "Mortgage".

"New York Assignment of Charterhire" shall mean that certain Assignment of Charterhire, dated as of the Delivery Date, executed by the New York Owner in favor of the Collateral Trustee.

"New York Assignment of Insurances" shall mean that certain Assignment of Insurances dated as of the Delivery Date, executed by the New York Owner and the Bareboat Charterer in favor of the Collateral Trustee.

"New York Bareboat Charter" shall mean that certain Bareboat Charter dated as of March 30, 1999, by and between the New York Owner and the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, in respect of the OVERSEAS NEW YORK.

"New York Finance Lease" shall mean that certain Finance Lease dated as of the Delivery Date, by and between the New York Owner and the Owner Trust pursuant to which the New York Owner will lease the OVERSEAS NEW YORK to the Owner Trust.

"New York Mortgage" shall mean that certain first preferred mortgage, dated as of the Delivery Date , made by the New York Owner in favor of the Collateral Trustee with respect to the OVERSEAS NEW YORK.

"New York Operating Lease" shall mean that certain Operating Lease dated as of the Delivery Date, by and between the New York Owner and the Owner Trust pursuant to which the Owner Trust will lease the OVERSEAS NEW YORK to the New York Owner.

"New York Owner" shall mean 400 Equity Corporation, a corporation organized and existing under the laws of the State of Delaware, and owner of the OVERSEAS NEW YORK.

"New York Time Charter" shall mean that certain Time Charter dated as of March 30, 1999 by and between the Bareboat Charterer and the Time Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, pursuant to which the Bareboat Charterer charters the OVERSEAS NEW YORK to Time Charterer.

"New York Time Charter Assignment" shall mean that certain Time Charter Assignment dated as of March 30, 1999, by and between the New York Owner and the Time Charterer, in respect of the OVERSEAS NEW YORK.

"New York Vessel Tranche" shall mean that portion of the Loan that will be used by the Borrower to pay the Borrower's obligations to the New York Owner under the New York Finance Lease as set forth in Schedule 3 to the Loan Agreement.

"Notes" shall mean the promissory notes dated the Delivery Date, executed by the Borrower and in favor of the Lenders to evidence the Loan and any further Notes issued pursuant to Section 10.4 of the Loan Agreement.

"Notices of Assignment" shall mean those certain notices of assignment of insurances dated as of the Delivery Date in the form of Exhibit C to each Assignment of Insurances.

"Obligor" shall mean the Owner Trust, the Parent, the Owners, the Bareboat Charterer; the Time Charterer and the Time Charter Guarantor.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed by the Chairman of the Board, or any Responsible Officer of such Person.

"Ohio Assignment of Charterhire" shall mean that certain Assignment of Charterhire dated as of the Delivery Date, executed by the Ohio Owner in favor of the Collateral Trustee.

"Ohio Assignment of Insurances" shall mean that certain Assignment of Insurances dated as of the Delivery Date, executed by the Ohio Owner and the Bareboat Charterer in favor of the Collateral Trustee.

"Ohio Bareboat Charter" shall mean that certain Bareboat Charter dated as of March 30, 1999, by and between the Ohio Owner and the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, in respect of the OVERSEAS OHIO.

"Ohio Finance Lease" shall mean that certain Finance Lease dated as of the Delivery Date, by and between the Ohio Owner and the Owner Trust pursuant to which the Ohio Owner will lease the OVERSEAS OHIO to the Owner Trust.

"Ohio Mortgage" shall mean that certain first preferred mortgage, dated as of the Delivery Date, made by the Ohio Owner in favor of the Collateral Trustee with respect to the OVERSEAS OHIO.

"Ohio Operating Lease" shall mean that certain Operating Lease dated as of the Delivery Date, by and between the Ohio Owner and the Owner Trust pursuant to which the Owner Trust will lease the OVERSEAS OHIO to the Ohio Owner.

"Ohio Owner" shall mean 399 Equity Corporation, a corporation organized and existing under the laws of the State of Delaware, and owner of the OVERSEAS OHIO.

"Ohio Time Charter" shall mean that certain Time Charter dated as of March 30, 1999 by and between the Bareboat Charterer and the Time Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, pursuant to which the Bareboat Charterer charters the OVERSEAS OHIO to Time Charterer.

"Ohio Time Charter Assignment" shall mean that certain Time Charter Assignment dated as of March 30, 1999, by and between the Ohio Owner and the Time Charterer, in respect of the OVERSEAS OHIO.

"Ohio Vessel Tranche" shall mean that portion of the Loan that will be used by the Borrower to pay the Borrower's obligations to the Ohio Owner under the Ohio Finance Lease as set forth in Schedule 3 to the Loan Agreement.

"Oil Pollution Act of 1990" or "OPA" shall mean the United States Oil Pollution Act of 1990.

"Operating Expenses" shall mean the expenses incurred by the Bareboat Charterer in respect of each Vessel as are, subject to Article VIII and the other provisions of any Time Charter, includable in "Operating Expenses" pursuant to Schedule A to the Time Charter.

"Operating Lease Event of Default" shall mean any of the events referred to in Section 17 of any of the Operating Leases.

"Operating Lease Event of Loss" shall have the meaning set forth in Section 14.1 of the Operating Lease.

"Operating Leases" shall mean the Boston Operating Lease , the Chicago Operating Lease, the New York Operating Lease, the Ohio Operating Lease and the Washington Operating Lease, each lease individually an "Operating Lease".

"Operating Lessee" shall mean the Boston Owner, the Chicago Owner, the New York Owner, the Ohio Owner and the Washington Owner, each as operating lessee under its Operating Lease.

"Operating Lessor" shall mean the Owner Trust, in its capacity as operating lessor pursuant to each Operating Lease.

"Operative Documents" shall mean the Participation Agreement, the Loan Agreement, the Bareboat Charters, the Time Charters, the Time Charter Guarantee, the Mortgages, the Assignments, the Notes, the Finance Leases, the Operating Leases, the Collateral Trust Agreement, the Swap Agreement and the Trust Agreement, each document individually an "Operative Document".

"Opinion of Counsel" means a written opinion of counsel, which opinion and counsel shall be acceptable to such Person(s) to whom such opinion is to be addressed.

"Outstanding Indebtedness" shall mean, collectively, all amounts payable by the Owners to the Operating Lessor under the provisions of the Operating Leases, whether on account of rent or otherwise, including without limitation, any and all amounts that may be payable in respect of the early termination of the Operating Leases.

"Overall Transaction" shall mean all transactions or arrangements contemplated by the Operative Documents.

"OVERSEAS BOSTON" shall mean that certain United States documented tanker vessel named OVERSEAS BOSTON, with Official Number 630050.

"OVERSEAS CHICAGO" shall mean that certain United States documented tanker vessel named OVERSEAS CHICAGO, with Official Number 583412.

"OVERSEAS NEW YORK" shall mean that certain United States documented tanker vessel named OVERSEAS NEW YORK, with Official Number 588001.

"OVERSEAS OHIO" shall mean that certain United States documented tanker vessel named OVERSEAS OHIO, with Official Number 586647.

"OVERSEAS WASHINGTON" shall mean that certain United States documented tanker vessel named OVERSEAS WASHINGTON, with Official Number 588955.

"Owner Liens" shall mean any Liens against any of the Vessels that result from acts of, or any failure to act by, or as a result of claims (including any Taxes) against, any of the Owners arising out of any event or condition unrelated to (x) the ownership of any of the Vessels, or (y) the transactions contemplated by the Operative Documents, including any Liens arising as a result of a voluntary transfer of all or any portion of the Collateral Trust Estate, other than any voluntary transfer after a Charter Event of Default, or (z) any Tax owed by any Owner, except for any Tax required to be paid by such Owner under the Operative Documents including any Tax for which Owner is obligated to indemnify such Person under the indemnification provisions of the Operative Documents.

"Owner Trust" shall mean Alaskan Equity Trust, a Delaware business trust.

"Owner Trust Liens" shall mean Liens arising as a result of (i) claims against or acts or omissions of the Owner Trust, not related to the Operative Documents, (ii) claims against the Owner Trust under the Participation Agreement, in each case, arising out of its gross negligence or willful misconduct, or (iii) claims against the Owner Trust arising out of voluntary transfer by the Owner Trust of its interest in the Operative Documents or the Collateral, other than pursuant to this Agreement.

"Owner Trustee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as owner trustee of the Owner Trust.

"Owner Trustee Liens" shall mean Liens arising as a result of (i) claims against or acts or omissions of the Owner Trustee, not related to or arising out of the Operative Documents, or (ii) claims against the Owner Trustee arising out of its gross negligence or willful misconduct.

"Owners" shall mean the Boston Owner, the Chicago Owner, the New York Owner, the Ohio Owner and the Washington Owner, each owner, individually, an "Owner".

"P&I Club" shall mean a Protection and Indemnity club which is a member of the International Group of P&I Clubs.

"P&I Insurance" shall mean Protection and Indemnity Insurance.

"Parent" shall mean Overseas Shipholding Group, Inc., a corporation organized and existing under the laws of the State of Delaware.

"Part" shall mean all appliances, parts, instruments, appurtenances, furnishings and other equipment which are from time to time incorporated or installed in or attached to any of the Vessels or which have been removed therefrom, but where title to which remains vested in the Owner.

"Participant" shall mean any of the parties to the Participation Agreement.

"Participation Agreement" shall mean that certain Participation Agreement dated as of the Delivery Date, by and among the Owners, the Bareboat Charterer, the Owner Trust, the Borrower, Owner Trustee, the Lenders, the Investor Participant, the Arrangers, the Agent, the Swap Counterparty, the Collateral Trustee and the Parent.

"Party" shall mean any of the Participants, the Time Charterer or the Time Charterer Guarantor.

"Payment Date" shall mean each date on which a monthly installment payment of the Loan is due under the Loan Agreement as set forth in Schedule 3 of the Loan Agreement, provided that, if any such date shall not be a Business Day, then "Payment Date" shall mean the next succeeding Business Day.

"Permitted Indebtedness" shall mean Indebtedness created or specifically waived by any Operative Document.

"Permitted Investments" shall mean (a) direct general obligations of the United States or the obligations of any agency or instrumentality of the United States fully and unconditionally guaranteed, the timely payment or the guarantee of which constitutes a full faith and credit obligation of the United States, (b) Federal Housing Administration debentures, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption, (c) FHLMC senior debt obligations, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption, (d) FNMA senior debt obligations, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption, (e) federal funds, certificates of deposit, time and demand deposits, and bankers' acceptances (having original maturities of not more than 365 days and in no event, later than the End of the Term) of any domestic bank, the short-term debt obligations of which have been rated A-1 or better by S&P and P-1 or better by Moody's, (f) deposits of any bank or savings and loan association which has combined capital, surplus and undivided profits of at least $50,000,000 which deposits are not in excess of the applicable limits insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC, provided that the long-term deposits of such bank or savings and loan association are rated at least "BBB" by S&P and "Baa3" by Moody's, (g) commercial paper (having original maturities of not more than 270 days) rated A-1 or better by S&P and P-1 or better by Moody's, and (h) investments in money market or common trust funds rated AAAm or AAAm-G by S&P and Aaa by Moody's, provided that no instrument described above is permitted to evidence either the right to receive (a) only interest with respect to obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provided a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations; and provided, further, that no instrument described above may be purchased at a price greater than par if such instrument may be prepaid or called at a price less than its purchase price prior to stated maturity.

"Permitted Liens" shall mean (a) the Mortgages and other Liens permitted by or incurred pursuant to the Security Documents, the Bareboat Charters or the Time Charters, (b) the rights of the Bareboat Charterer under the Bareboat Charters and the rights of the Time Charterer under the Time Charters and (c):

(i) liens for current crew's wages, for general average or salvage (including contract salvage) or for wages of stevedores employed directly by the Time Charterer, the operator, agent or master of each of the Vessels which in each case (A) are unclaimed or (B) shall not have been due and payable for ten (10) days after termination of a voyage;

(ii) liens for repairs or incident to current operations of each of the Vessels (other than those referred to in clause (i) and other than liens arising with respect to rental payments due under any lease of containers entered into or renewed after the date of the Bareboat Charter) or with respect to any change, alteration or addition made pursuant to the Bareboat Charter, but only to the extent in each case that such liens are based on claims not yet delinquent and do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(iii) liens for amounts that are not delinquent or that are due and unpaid for not more than sixty (60) days after such amounts shall become due that do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(iv) liens for amounts being contested by the Bareboat Charterer in good faith by appropriate procedures, diligently prosecuted or appealed which do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(v) liens for charges that, in the opinion of the Bareboat Charterer or as indicated by the written admission of liability therefor by an insurance company, are covered by insurance; and

(vi) liens arising from the taking or requisition for use of any of the Vessels by the government or any governmental body of the United States to the extent that the creation or incurrence of such lien shall have been beyond the control of the Bareboat Charterer during such requisition, provided that all such liens referred to in this clause (vi) shall be removed and discharged within thirty (30) days after such requisition shall have terminated.

"Permitted Transferee" shall mean any financial institution (or its affiliate) who has a tangible net worth of not less than $100,000,000, who is generally paying its debts as and when they fall due and who is not (and none of its affiliates are) the subject of any bankruptcy proceeding and acceptable to the Owners, such approval not to be unreasonably withheld.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Pollution Liability Insurance" shall mean pollution liability insurance which insures against Environmental Claims and Environmental Incidents.

"Pooled Monies Account" shall mean the account pursuant to Section 7.1 of the Collateral Trust Agreement, being Account No. 2003-005098-500 situated at National Australia Bank, 200 Park Avenue , 34th Floor, New York, New York .

"Process Agent" shall mean CT Corporation System, New York, New York.

"Product" shall mean crude oil and any refined petroleum product, any petrochemical product, and any other organic or inorganic chemical substance or mixture of chemical substances transported in or contained in the Vessel either as cargo or as fuel or as supplies, including pollutants, contaminants, toxic substances, and oil (as oil is defined in OPA) and all "hazardous substances" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act transported in or contained in the Vessel either as cargo or as fuel.

"Purchase Option" shall mean the option in each Finance Lease whereby the Owner Trust, as Finance Lessor will have the option to purchase each Vessel for the Purchase Price on the terms set forth in Section 17 of each Finance Lease.

"Purchase Price" shall mean one Dollar ($1.00).

"Quotation Date" in relation to any period, the day which is two (2) Banking Days prior to the first day of such period or, if different, the day on which quotations would ordinarily be given in the London Interbank Eurocurrency Market for deposits in Dollars or in New York City, if quotations in London cannot be obtained, for delivery on the first day of such period.

"Redelivery Date" shall mean the date on which a Vessel and all such equipment, outfit and appurtenances as were on board the Vessel on the Delivery Date are returned to the Operating Lessor pursuant to the terms of the related Operating Lease, as set forth below:

OVERSEAS BOSTON January 19, 2004

OVERSEAS CHICAGO June 30, 2005

OVERSEAS NEW YORK December 8, 2005

OVERSEAS OHIO October 20, 2005

OVERSEAS WASHINGTON March 14, 2006

"Release" or "Release of Product" shall mean an emission, spill, release or discharge into or upon ambient air, surface water, ground water, land surface or subsurface strata, navigable waters, waters of the contiguous zone, ocean waters and international waters.

"Remarketing Agent" shall mean, in respect of each Vessel, the Person appointed to remarket such vessel pursuant to 17.2 of the related Finance Lease.

"Remarketing Fee" shall have the meaning given to it in Section 18 of the related Finance Lease.

"Remedial Action" shall mean removal of Product from the marine environment, from any estuarine environment, any riverine aquatic environment, or from any land area, cleaning any natural or man-made object that has been contaminated by Product, removing Product from marine, estuarine, freshwater aquatic, or avian organisms, providing food, shelter or medical treatment to marine, estuarine, freshwater aquatic or avian organisms that have been exposed to Product, restoring damaged or destroyed marine, estuarine or freshwater aquatic habitat, and containing, dispersing or chemically treating Product to prevent migration or to minimize damage to exposed environmental areas or organisms.

"Replacement Lender" shall mean any financial institution (or its affiliate) who has a tangible net worth of not less than $100,000,000, who is generally paying its debts as and when they fall due and who is not (and none of its affiliates are) the subject of any bankruptcy proceeding, which Replacement Lender shall have been consented to by the other Lenders, such consent not to be unreasonably withheld.

"Requisition Compensation" shall mean all moneys or other compensation payable during the Transaction Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire.

"Responsible Officer" shall mean, with respect to any Person the subject matter of any covenant, agreement or obligation contained in any Operative Document, the President, Vice President, Secretary, Assistant Secretary or other senior officer of such Person who in the normal performance of his operational responsibility would have knowledge of such matter and the requirements with respect thereto.

"Safety Management Certificates" or "SMC" shall mean a safety management certificate issued for a Vessel in accordance with Rule 13 of the ISM Code.

"Sale of a Vessel" or "Sale" shall mean the sale, lease, conveyance or other disposition of any Vessel other than to the Owner Trust pursuant to a Finance Lease.

"Sale Period" shall mean the period of 180 days commencing upon the exercise by the Finance Lessor of its option to purchase the Vessel following the occurrence of (i) expiration of the Lease Term, (ii) a Charter Event of Default which is continuing or (iii) an Event of Early Termination.

"Sale Proceeds" shall mean cash payments received from a Sale of a Vessel (including any cash payments received by way of deferred payment of principal pursuant to a security or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person or other obligations relating to such properties or assets or received in any other noncash form), in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under U.S. GAAP, as a consequence of such Sale.

"Security Documents" shall mean the Mortgages, the Assignments, the Collateral Trust Agreement and any Financing Statements.

"Solvent" shall mean with respect to any Person, on a particular date, (i) the fair market value of its assets is greater than the total amount of its liabilities (including contingent liabilities, (ii) the present fair saleable value of such Person's assets is greater than the amount that will be required to pay the probable liabilities of such Person as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such Person does not have unreasonable small capital.

"Subsidiary" shall mean, with respect to any Person, any corporation, associated, partnership or other business entity (i) of which an aggregate of more than fifty percent (50%) of the outstanding stock or other voting interest having ordinary voting power to elect a majority of the directors, managers or trustees of such Person (irrespective of whether, at the time, Stock or other voting interest of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person or (ii) that is otherwise consolidated with the Borrower in accordance with GAAP.

"Supplemental Charterhire" shall mean that payment of hire in addition to Basic Charterhire payable pursuant to each of the Time Charters.

"Swap Agreement" shall mean an ISDA master agreement dated the Delivery Date and the five confirmation letters thereto, each entered into between the Owner Trust as Borrower and the Swap Counterparty.

"Swap Breakage Costs" shall mean any monies due and payable by the Owner Trust to the Swap Counterparty as a result of the unwinding of any interest rate swap arrangements entered into pursuant to the terms of the Swap Agreement.

"Swap Breakage Gains" shall mean any monies due and payable by the Swap Counterparty to the Owner Trust as a result of the unwinding of any interest rate swap arrangements entered into pursuant to the terms of the Swap Agreement.

"Swap Counterparty" shall mean National Australia Bank Limited in its capacity as swap provider, or any other financial institution which has a tangible net worth of not less than $50,000,000 and which has a Thompson or Keefe Bank water rating of "AA" or better and which is acceptable to the Parent and the Investor Participant.

"Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, value added, excise, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon.

"Termination Amount" shall mean in respect of each Vessel, the amount payable by the Owner Trust to the Investor Participant at the End of the Term in the amounts set forth below:

OVERSEAS BOSTON U.S. $1,045,598.09

OVERSEAS CHICAGO U.S. $965,868.35

OVERSEAS NEW YORK U.S. $1,132,471.23

OVERSEAS OHIO U.S. $932,528.16

OVERSEAS WASHINGTON U.S. $1,022,534.17

plus all expenses.

"Time Charter Assignments" shall mean the Boston Time Charter Assignment, the Chicago Time Charter Assignment, the New York Time Charter Assignment, the Ohio Time Charter Assignment and the Washington Time Charter Assignment, each individually a "Time Charter Assignment".

"Time Charter Guarantee" shall mean that certain Guarantee dated March 30, 1999 made by the Time Charter Guarantor in favor of the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, in respect of the Time Charterer's obligations under the Time Charters.

"Time Charter Guarantee Assignment" shall mean that certain assignment of the Time Charter Guarantee dated March 30, 1999 given by the Bareboat Charterer in favor of the Parent and the Owners.

"Time Charter Guarantor" or "Guarantor" shall mean The Standard Oil Company, a corporation organized and existing under the laws of the State of Ohio.

"Time Charterer" shall mean BP Oil Shipping Company, USA, a corporation organized and existing under the laws of the State of Delaware.

"Time Charters" shall mean the Boston Time Charter, the Chicago Time Charter, the New York Time Charter, the Ohio Time Charter and the Washington Time Charter, each charter individually a "Time Charter".

"Transaction Period" shall mean the period commencing on the Delivery Date and terminating at the End of the Term.

"Treasury Rate" shall mean the interpolated rate from the yield curve for United States Treasury Notes for the applicable period, duration weighted, as determined by the Agent two days prior to the date for which such rate is to be effective.

"Trust Agreement" shall mean that certain Amended and Restated Trust Agreement dated as of the Delivery Date by and between the Investor Participant and the Owner Trustee.

"Trust Company" shall mean Wilmington Trust Company, a Delaware banking corporation, in its individual capacity.

"Trust Company Liens" shall mean Liens arising as a result of (i) claims against or acts or omissions of the Trust Company, not related to or arising out of the Operative Documents, or (ii) claims against the Trust Company arising out of its gross negligence or willful misconduct.

"Trust Estate" shall mean all estate, right and interest of Owner Trust now or hereafter acquired in and to the Vessels, the Operative Documents, and any other documents executed in connection herewith or therewith.

"Trust Obligations" shall mean all of the obligations of the Owner Trust under or in connection with the Loan Agreement or any of the Operative Documents.

"UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code of the relevant jurisdiction.

"Underwriter" shall mean a major underwriter or underwriting group with respect to the Excess Pollution Liability Insurance.

"United States Bankruptcy Code" shall mean the Federal Bankruptcy Reform Act of 1978, as amended, as codified under Title 11 of the United States Bankruptcy Code, and the Bankruptcy Rules promulgated thereunder.

"United States Treasury Note(s)" shall mean a debt instrument(s) issued by the United States Treasury Department.

"Upfront Fee" shall mean 0.20% of the principal amount of the Lenders' aggregate Commitments, which Commitment Fee is non-refundable and payable to the Agent on the Drawdown Date.

"USCG" shall mean United States Coast Guard.

"Vessel Tranches" shall mean the Boston Vessel Tranche, the Chicago Vessel Tranche, the New York Vessel Tranche, the Ohio Vessel Tranche and the Washington Vessel Tranche, each tranche individually a "Vessel Tranche".

"Vessels" shall mean the OVERSEAS BOSTON, the OVERSEAS CHICAGO, the OVERSEAS NEW YORK, the OVERSEAS OHIO and the OVERSEAS WASHINGTON, each vessel individually a "Vessel".

"Washington Assignment of Charterhire" shall mean that certain Assignment of Charterhire dated as of the Delivery Date, executed by the Washington Owner in favor of the Collateral Trustee.

"Washington Assignment of Insurances" shall mean that certain Assignment of Insurances dated as of the Delivery Date executed by the Washington Owner and the Bareboat Charterer in favor of the Collateral Trustee.

"Washington Bareboat Charter" shall mean that certain Bareboat Charter dated as of March 30, 1999, by and between the Washington Owner and the Bareboat Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, in respect of the OVERSEAS WASHINGTON.

"Washington Finance Lease" shall mean that certain Finance Lease dated as of the Delivery Date, by and between the Washington Owner and the Owner Trust pursuant to which the Washington Owner will lease the OVERSEAS WASHINGTON to the Owner Trust.

"Washington Mortgage" shall mean that certain first preferred mortgage, dated as of the Delivery Date, made by the Washington Owner in favor of the Collateral Trustee with respect to the OVERSEAS WASHINGTON.

"Washington Operating Lease" shall mean that certain Operating Lease dated as of the Delivery Date, by and between the Washington Owner and the Owner Trust pursuant to which the Owner Trust will lease the OVERSEAS WASHINGTON to the Washington Owner.

"Washington Owner" shall mean 401 Equity Corporation, a corporation organized and existing under the laws of Delaware, and owner of the OVERSEAS WASHINGTON.

"Washington Time Charter" shall mean that certain Time Charter dated as of March 30, 1999 by and between the Bareboat Charterer and the Time Charterer, as amended by Amendment No. 1 dated as of August 20, 1999, pursuant to which the Bareboat Charterer charters the OVERSEAS WASHINGTON to Time Charterer.

"Washington Time Charter Assignment" shall mean that certain Time Charter Assignment dated as of March 30, 1999, by and between the Washington Owner and the Time Charterer, in respect of the OVERSEAS WASHINGTON.

"Washington Vessel Tranche" shall mean that portion of the Loan that will be used by the Borrower to pay the Borrower's obligations to the Washington Owner under the Washington Finance Lease as set forth in Schedule 3 to the Loan Agreement.

"Y2K" or "Year 2000 Issue" shall mean the failure of computer software, hardware and firmware systems and equipment containing embedded computer chips properly to receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilize data and information due to the occurrence of the year 2000 or the inclusion of dates on or after January 1, 2000.

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